Exhibit 10.7

Execution Version

GAS GATHERING AGREEMENT

BY AND BETWEEN

ROSEHILL OPERATING COMPANY, LLC, AS PRODUCER

AND

GATEWAY GATHERING AND MARKETING COMPANY, AS GATHERER

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBITS AND SCHEDULES

SCHEDULE A	OPERATING TERMS AND CONDITIONS
EXHIBIT A	DESCRIPTION OF DEDICATION AREA
EXHIBIT B	INSURANCE
EXHIBIT C	INDIVIDUAL FEE; THRESHOLD AMOUNT

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GAS GATHERING AGREEMENT

This Gas Gathering Agreement is made and entered into on April 27, 2017 (together with each Agreement Addendum and the Exhibits hereto, this “Agreement”), but is effective as of April 27, 2017 (the “Effective Date”), by and between Rosehill Operating Company, LLC, a Delaware limited liability company (“Producer”), and Gateway Gathering and Marketing Company, a Maryland corporation (“Gatherer”). Producer and Gatherer may be referred to individually as “Party” or collectively as “Parties.”

Recitals:

A. Producer owns rights, title and interests in certain oil and gas leases and other interests located within the Dedication Area that require services related to the gathering of hydrocarbons.

B. Producer wishes to obtain such gathering services from Gatherer pursuant to this Agreement.

C. Producer desires to dedicate certain Gas attributable to its right, title, and interest in certain oil and gas leases and other interests located within the Dedication Area to the System (defined below).

D. Gatherer owns and operates an Individual System that gathers Gas from certain oil and gas leases and other interests.

Agreements:

NOW, THEREFORE, in consideration of the mutual agreements in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gatherer and Producer hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Abandonment Date” has the meaning given to it in Section 3.2(d).

“Additional/Accelerated Well” has the meaning given to it in Section 3.2(c).

“Adequate Assurance of Performance” has the meaning given to it in Section 9.3.

“Adjustment Year” has the meaning given to it in Section 5.2(a)(ii).

“Administrator” has the meaning given to it in Section 6.1(b).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. Producer and Gatherer and Raven Gathering System, LLC shall not be considered Affiliates of each other for purposes of this Agreement, except for Section 2.2(b).

“Affiliate Entity” means any Affiliate to whom Gatherer assigns its rights and obligations under this Agreement.

“Affiliate Entity Dedicated Properties” has the meaning given to it in Section 15.1(a)(ii).

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Addendum” means an Agreement Addendum by and between Producer and Gatherer that expressly states that it is governed by this Agreement.

“Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.

“Btu” means the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit at a pressure of 14.73 Psia and determined on a gross, dry basis.

“Business Day” means a Day (other than a Saturday or Sunday) on which commercial banks in the State of Texas are generally open for business.

“Cancellation Date” has the meaning given to it in Section 3.1(c).

“Claiming Party” has the meaning given to it in the definition of “Force Majeure”.

“Communications” has the meaning given to it in Section 16.2.

“Conditional Amount” has the meaning set forth in Section 9.1(a).

“Conflicting Dedication” means any gathering agreement, commitment, or arrangement (including any volume commitment) that requires Producer’s owned Gas or Gas that Producer controls to be gathered on any gathering system or similar system other than the System, including any such agreement, commitment, or arrangement burdening properties hereinafter acquired by Producer in the Dedication Area. No dedication of acreage shall constitute a Conflicting Dedication if Producer’s requirement under such dedication is to deliver Gas from the tailgate of the System or any other point that is a Delivery Point hereunder.

“Control” (including the term “Controlled”) means (a) with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise and (b) with respect to any Gas, such Gas produced from the Dedication Area and owned by a Third Party or an Affiliate and with respect to which Producer has the contractual right or obligation (pursuant to a marketing, agency, operating, unit, or similar agreement) to market such Gas and Producer elects or is obligated to market such Gas on behalf of the applicable Third Party or Affiliate.

“Credit-Worthy Person” means a Person with a senior unsecured and credit-unenhanced long term debt rating equivalent to A- or better as determined by at least two rating agencies, one of which must be either Standard & Poor’s or Moody’s (or if either one or both are not available, equivalent ratings from alternate rating sources reasonably acceptable to Gatherer).

“Crude Oil” has the meaning assigned to such term in any Transaction Document relating to the provision of crude oil gathering services by Gatherer.

“Crude Oil Gathering System” has the meaning assigned to the term “Individual System” in any Transaction Document relating to the provision of crude oil gathering services by Gatherer.

“Day” means a period of time beginning at 12:00 a.m. (midnight) Central Time on a calendar day and ending at 12:00 a.m. (midnight) Central Time on the succeeding calendar day. The term “Daily” shall have the correlative meaning.

“Dedicated Production” means (a) Gas owned by Producer or an Affiliate of Producer and produced from a Well within the Dedication Area that is operated by Producer or an Affiliate of Producer, (b) Gas produced within the Dedication Area that is owned by a Third Party and under the Control of Producer and (c) Purchased Dedicated Production.

“Dedicated Properties” means the interests held by Producer or its Affiliate in the oil and/or gas leases, mineral interests, and other similar interests as of the Effective Date or acquired by Producer or its Affiliates after the Effective Date that relate to land within the Dedication Area. Notwithstanding the foregoing, any interest that is permanently released pursuant to Section 2.4(a) or otherwise, shall cease to be included in this definition of “Dedicated Properties” immediately upon the effectiveness of such permanent release.

“Dedication Area” means the area described on Exhibit A, including any additions or supplements to such Exhibit after the Effective Date, and, when the context requires.

“Delivery Point” means the point at which custody transfers from Gatherer to or for the account of Producer. The custody transfer point may include (a) the facilities of a Downstream Facility, (b) the facilities of a gas processing facility, or (c) any other point as may be mutually agreed between the Parties. The Delivery Points for each Individual System in existence on the Effective Date shall be set forth in writing between Producer and Gatherer, and additional points may become Delivery Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Delivery Points by mutual agreement.

“Development Report” has the meaning given to it in Section 3.1(a).

“Downstream Facility” means any pipeline downstream of any Delivery Point on the System.

“Drilling Unit” means the area fixed for the drilling of one Well by order or rule of any applicable Governmental Authority, or (if no such order or rule is applicable) the area fixed for the drilling of a Well or Planned Well reasonably established by the pattern of drilling in the applicable area or otherwise established by Producer in its reasonable discretion.

“Drip Condensate” means that portion of Gas owned or Controlled by Producer that is received into the System (without manual separation or injection) that condenses in the System, and is recovered from the System as a liquid by Gatherer.

“Effective Date” has the meaning given to it in the preamble of this Agreement.

“Escalation Percentage” means 3.0%.

“Excluded Amounts” means Gatherer’s general and administrative costs and any costs for design or construction of facilities that can be used to connect other Planned Wells or Planned Separator Facilities in the Development Report that Producer at such time intends to develop.

“Facility Segment” means each segment of an Individual System comprised of facilities beginning at a Receipt Point and ending at a Delivery Point. If an Individual System does not contain any such distinct segment, then the term Facility Segment shall be synonymous with Individual System.

“First Development Report” has the meaning given to it in Section 3.1(a).

“Flash Gas” means any gas that has been vaporized from Crude Oil resulting from the gathering and treating of Crude Oil in the Crude Oil Gathering System pursuant to any Transaction Document relating to the provision of crude oil gathering services by Gatherer and that has been collected by Gatherer.

“Force Majeure” means an event that is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and that by the exercise of reasonable due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent meeting the foregoing requirements, Force Majeure includes: (a) acts of God; (b) wars (declared or undeclared); (c) insurrections, hostilities, riots; (d) floods, droughts, fires, storms, storm warnings, landslides, lightning, earthquakes, washouts; (e) industrial disturbances, acts of a public enemy, acts of terror, sabotage, blockades, epidemics; (f) arrests and restraints of rulers and peoples; (g) civil disturbances; (h) explosions, breakage or accidents to machinery or lines of pipe; (i) hydrate obstruction or blockages of any kind in lines of pipe; (j) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of the Claiming Party that affect the timing of production or production levels; (k) action or restraint by court order or any Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent commercially reasonable, such action or restraint), (l) delays or failures by a Governmental Authority to grant Permits applicable to the System (or any Individual System) so long as the Claiming Party has used its commercially reasonable efforts to promptly make any and all required filings with such Governmental Authority relating to such Permits, and (m) delays or failures by the Claiming Party to obtain easements and rights of way, surface leases and other real property interests related to the System (or any Individual System) from Third Parties, so long as the Claiming Party has used its commercially reasonable efforts to obtain such easements and rights of way, surface leases and other real property interests. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.

“Gallon” means one U.S. Standard gallon measured at 60 degrees Fahrenheit.

“Gas” means any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons, including Flash Gas and, unless otherwise expressly provided herein, liquefiable hydrocarbons and including inert and noncombustible gases.

“Gatherer” has the meaning set forth in the preamble of this Agreement.

“Gatherer Group” means Gatherer, its Affiliates, and the directors, officers, employees, and agents of Gatherer and its Affiliates, including Raven Pipeline, even though Raven Pipeline holds no equity in Gatherer.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory (including self-regulatory) or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Gross Heating Value” means the number of Btu produced by the combustion, on a dry basis and at a constant pressure, of the amount of Gas which would occupy a volume of 1 cubic foot at a temperature of 60 degrees Fahrenheit and at a pressure of 14.73 Psia, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state. Hydrogen sulfide shall be deemed to have no heating value.

“Group” means (a) with respect to Gatherer, the Gatherer Group, and (b) with respect to Producer, the Producer Group.

“Increase in Fee” has the meaning given to it in Section 5.2(b).

“Index” has the meaning given to it in Schedule A.

“Individual Fee” means the rate for each Individual System set forth on Exhibit C.

“Individual System” means the portion of the System beginning at the Receipt Points described on the applicable Agreement Addendum and ending at the Delivery Points described on the applicable Agreement Addendum. The Individual Systems in existence on the Effective Date are more particularly described in the applicable Agreement Addendum. Additional Individual Systems may be added to the System from time to time in satisfaction of the needs identified by Producer and evidenced in writing between Producer and Gatherer.

“Initial Term” has the meaning given to it in Section 7.1.

“Interest Rate” means, on the applicable date of determination, the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties) plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Invoice Month” has the meaning given to it in Section 9.1(a).

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Loss” or “Losses” means any actions, claims, causes of action (including actions in rem or in personam), settlements, judgments, demands, liens, encumbrances, losses, damages, fines, penalties, interest, costs, liabilities, expenses (including expenses attributable to the defense of any actions or claims and attorneys’ fees) of any kind or character (except punitive or exemplary damages), including Losses for bodily injury, death, or property damage, whether under judicial proceedings, administrative proceedings or otherwise, and under any theory of tort, contract, breach of contract, breach of representation or warranty (express or implied) or by reason of the conditions of the premises of or attributable to any Person or Person or any Party or Parties.

“MAOP” means maximum allowable operating pressure for the applicable Individual System, or relevant Facility Segment, as specified in the applicable Agreement Addendum.

“Mcf” means one thousand Standard Cubic Feet.

“Measurement Device” means the meter body (which may consist of an orifice meter or ultrasonic meter), Gas metering device, tube, orifice plate, connected pipe, tank strapping, and fittings used in the measurement of Gas flow and volume and/or Btu content.

“Meetings of Senior Management” means meetings between senior members of management of Gatherer and Producer, or, if applicable, senior members of management of an Affiliate of Gatherer or Producer, respectively, that Controls such entity.

“MMBtu” means one million Btu.

“Modifications” has the meaning given to it in Section 3.1(c).

“Month” means a period of time from 7:00 a.m. Central Time on the first Day of a calendar month until 7:00 a.m. Central Time on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.

“Monthly Loss/ Gain Report” means the report delivered pursuant to Section 9.1(d), which shall include all of the information required to be included in such report as detailed in Section 5.3.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business.

“On-Line Deadline” has the meaning given to it in Section 3.2(b).

“Other System Fuel” means all actual Gas measured and used as fuel by Gatherer for Other Services. For the avoidance of doubt, to the extent any Gas is used as fuel and is not System Fuel but such fuel has not been measured, such Gas shall be System L&U.

“Other Services” means services that (i) may be provided to Producer, any of its Affiliates or to any Third Party and (ii) pertain to the production of oil, other hydrocarbons, water and waste products from the production of hydrocarbons.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Period of Five Years” means, with respect to any report delivered hereunder, the period from the first Day of the fiscal quarter during which such report is required to be delivered until the fifth anniversary thereof.

“Period of Three Years” means, with respect to any report delivered hereunder, the period beginning on the first Day of the fiscal quarter during which such report is required to be delivered and ending 36 Months after such date.

“Permits” means any permit, license, approval, or consent from a Governmental Authority.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Planned Separator Facility” has the meaning given to it in Section 3.1(b)(i).

“Planned Well” has the meaning given to it in Section 3.1(b)(i).

“Process Flare” means the Gas flared by Gatherer (a) in its discretion in light of safety, environmental or maintenance considerations or (b) at the direction of Producer.

“Producer” has the meaning set forth in the first paragraph hereof.

“Producer Group” means Producer, its Affiliates, and the directors, officers, employees, and agents of Producer and its Affiliates.

“Producer Meters” means any Measurement Device owned and operated by Producer (or caused to be installed or operated by Producer).

“Psia” means pounds per square inch absolute.

“Purchased Dedicated Production” means Gas produced by a Third Party that (a) either (i) has been purchased by Producer or (ii) the Parties have mutually agreed should be considered “Dedicated Production,” and (b) for which the Parties have agreed upon a Receipt Point for delivery into the Individual System.

“Receipt Point” means the point at which custody transfers from Producer to Gatherer. The custody transfer point may include: (a) the flange at which the applicable Separator Facility or Well connects to the System, (b) the upstream flange of the first Measurement Device owned by Gatherer on the System, or (c) any other point mutually agreed between Gatherer and Producer that is listed in the applicable Agreement Addendum. The Receipt Points in existence on the Effective Date shall be set forth in writing between Producer and Gatherer, and additional points may become Receipt Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Receipt Points by mutual agreement.

“Redetermination Deadline” has the meaning given to it in Section 5.2(a)(ii).

“Redetermination Proposal” has the meaning given to it in Section 5.2(a)(i).

“Redetermined Individual Fee” has the meaning given to it in Section 5.2(a)(i).

“Rules” has the meaning given to it in Section 16.6.

“Separator Facility” means the surface facility where the Gas produced from one or more Wells in the Dedication Area is collected and gas and water are separated from the Crude Oil. A Separator Facility may be known by Gatherer as an econode but may also refer to a well pad or other facility from which Gas is delivered in the System.

“Services” means: (a) the receipt of Producer’s owned or Controlled Gas at the Receipt Points; (b) the receipt of Flash Gas into the System, (c) the gathering and compressing of such Gas and the collection of any Drip Condensate; (d) the redelivery of Gas with a Thermal Content specified in Section 4.4; and (e) the other services to be performed by Gatherer in respect of such Gas as set forth in this Agreement, all in accordance with the terms of this Agreement (including any services with respect to the Thermal Content of the received or delivered Gas and received Drip Condensate, metering services, other services to account for Flash Gas, Drip Condensate, System L&U, System Fuel, and Other System Fuel that may result in a reduction of or an increase to the redelivered Gas pursuant to Section 4.2.)

“Services Fee” means, collectively, the fees described in Section 5.1.

“Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor to its statistical rating business.

“Standard Cubic Foot” means that quantity of Gas that occupies one cubic foot of space when held at a base temperature of 60 degrees Fahrenheit and a pressure of 14.73 Psia.

“System” means, collectively, the Individual Systems described in the Agreement Addenda, collectively, including: (a) pipelines; (b) compression facilities; (c) central processing facilities, (d) controls, (e) Delivery Points, meters and measurement facilities; (f) owned condensate collection and storage facilities; (g) easements, licenses, rights of way, fee parcels, surface rights and Permits; and (h) all appurtenant facilities, in each case, that are owned, leased or operated by each Gatherer to provide Services to Producer or Third Parties, as such gathering system and/or facilities are modified and/or extended from time to time to provide Services to Producer pursuant to the terms hereof or to Third Parties, including the Facility Segments operated under this Agreement by Gatherer.

“System Fuel” means all actual Gas measured and used as fuel for the System, including Gas used as fuel for compressor stations, stated in MMBtu. For the avoidance of doubt, to the extent any Gas is used as fuel and is not Other System Fuel but such fuel has not been measured, such Gas shall be System L&U.

“System L&U” means any Gas, in terms of MMBtu, received into the System that is lost or otherwise not accounted for incident to, or occasioned by, the gathering, compressing, and redelivery, of Gas, including Gas used as fuel to the extent not measured by Gatherer, Gas released through leaks, instrumentation, relief valves, flares and blow downs of pipelines, vessels and equipment, measurement losses or inaccuracies, or is vented, flared or lost in connection with the operation of a pipeline, including line pack for new facilities; provided that Process Flare shall not constitute System L&U.

“System Plan” has the meaning given to it in Section 3.1(c).

“Target On-Line Date” means, as may be adjusted pursuant to Section 3.2(c), (a) with respect to a Planned Separator Facility or, with respect to a Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is described for the first time in the First Development Report, the date specified in the First Development Report for the applicable Planned Separator Facility or Planned Well, as applicable, and (b) with respect to any Planned Separator Facility or, with respect to any Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is not described in the First Development Report, 24 Months after the date of the Development Report that initially reflected the Planned Separator Facility or Planned Well, as applicable, unless Gatherer consents to a shorter time period.

“Target Pressure” means, with respect to any Individual System, the pressure set forth on the applicable Agreement Addendum, which such stated “Target Pressure” shall be the pressure for the applicable Individual System in the System Plan.

“Tender” means the act of Producer’s making Gas available or causing Gas to be made available to the System at a Receipt Point, and “Tendered” shall have the correlative meaning.

“Term” has the meaning given to it in Section 7.1.

“Thermal Content” means, for Gas, the product of the measured volume in Mcfs multiplied by the Gross Heating Value per Mcf, adjusted to the same pressure base of 14.73 Psia and expressed in MMBtu; and for a liquid, the product of the measured volume in gallons multiplied by the Gross Heating Value per Gallon determined in accordance with the GPA 2145-09 Table of Physical Properties for Hydrocarbons and GPA 8173 Method for Converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes, in each case as revised from time to time.

“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.

“Threshold Amount” means the “Threshold Amount” set forth on Exhibit C.

“Transaction Document” means each agreement entered into pursuant to the agreement terms and conditions related to gas gathering services, agreement terms and conditions related to oil gathering services, agreement terms and conditions related to produced water services, agreement terms and conditions related to gas processing services, agreement terms and conditions related to crude oil treating services, and agreement terms and conditions related to fresh water services, now or in the future existing between Producer, on the one hand, and Gatherer or one or more subsidiaries of Gatherer, on the other hand, together with (i) each additional or replacement agreement entered into between such Persons and (ii) all amendments or modifications to each of the foregoing.

“Well” means a well (i) for the production of hydrocarbons, (ii) that is located in the Dedication Area, (iii) in which Producer owns an interest, and (iv) for which Producer has a right or obligation to market Gas produced thereby through ownership or pursuant to a marketing, agency, operating, unit, or similar agreement.

“Year” means a period of time from January 1 of a calendar year through December 31 of the same calendar year; provided that the first Year shall commence on the Effective Date and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.

Section 1.2 Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 have the meanings ascribed to them throughout this Agreement.

Section 1.3 References and Rules of Construction. All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole, including the applicable Agreement Addendum and all Exhibits and other attachments hereto, all of which are incorporated herein, and not to any particular Exhibit, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” The word “or” shall mean “and/or” unless a clear contrary intention exists. The word “from” means from and including, the word “through” means through and including, and the word “until” means until but excluding. All references to “$” or “dollars” shall be deemed references to United States dollars. The words “will” and “shall” have the same meaning, force, and effect. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law, contract or other agreement mean such Law, contract or agreement as it may be amended from time to time.

ARTICLE 2

DEDICATION OF PRODUCTION

Section 2.1 Producer’s Dedication. Subject to Section 2.2 through Section 2.4, during the Term, Producer:

(a) exclusively dedicates and commits to deliver to Gatherer under this Agreement, as and when produced, all of the Gas owned or hereafter acquired by Producer or an Affiliate of Producer and produced from the Dedicated Properties;

(b) commits to deliver to Gatherer under this Agreement, as and when produced, all Gas under the control of Producer or an Affiliate of Producer that is produced from the Dedicated Properties;

(c) agrees not to deliver any Dedicated Production to any other gatherer, purchaser, marketer or other Person prior to delivery to Gatherer at the Receipt Points, unless otherwise agreed in writing between the Parties; and

(d) dedicates and commits the Dedicated Properties to Gatherer for performance of the Services pursuant to this Agreement.

Section 2.2 Conflicting Dedications.

(a) Notwithstanding anything in this Agreement to the contrary, Producer shall have the right to comply with each of the Conflicting Dedications existing on the date hereof and any other Conflicting Dedication applicable immediately before the acquisition of any oil and/or gas leases, mineral interests, and other similar interests within the Dedication Area (i) that are acquired by Producer after the Effective Date and (ii) which otherwise would have become subject to dedication under this Agreement (but not any Conflicting Dedications entered into in connection with such acquisition). Producer shall have the right to comply with a Conflicting Dedication only until the first Day of the Month following the termination of such Conflicting Dedication, at which time the Gas subject to such Conflicting Dedication shall automatically be dedicated to this Agreement. Producer shall not extend or renew any Conflicting Dedication and shall terminate each Conflicting Dedication as soon as permitted under the underlying contract, without causing Producer to incur any costs or expenses deemed unreasonable or inappropriate in the opinion of Producer and shall not enter into any new Conflicting Dedication.

(b) Certain Conflicting Dedications may contain rights of first refusal or other provisions that (i) entitle Producer to a release of acreage from such Conflicting Dedication if Producer dedicates the released acreage to a Third Party or (ii) expressly prohibit Producer from dedicating such released acreage to an Affiliate of Producer. As used herein, the term “Conflicting Dedication” shall include both the original right of first refusal (or similar right) and the dedication resulting from an exercise of such right of first refusal (or similar right) so long as the resulting dedication covers the same acreage as the original Conflicting Dedication.

(c) To the extent Producer claims that a Conflicting Dedication exists with respect to certain Services on specified Dedicated Properties, Gatherer shall have the right to review the documentation creating such Conflicting Dedication, subject to confidentiality requirements applicable to such Conflicting Dedication.

Section 2.3 Producer’s Reservation. Producer reserves the following rights respecting Dedicated Production for itself:

(a) to operate (or cause to be operated) Wells producing Dedicated Production in its sole discretion, including the right to drill new Wells, repair and rework old Wells, temporarily shut in Wells, renew or extend, in whole or in part, any oil and gas lease or term mineral interest, and to cease production from or abandon any Well or surrender any applicable oil and gas lease, in whole or in part, when no longer deemed by Producer to be capable of producing in paying quantities under normal methods of operation;

(b) to use Dedicated Production for lease operations (including reservoir pressure maintenance) and water treatment facility operations relating to the lands within the Dedication Area;

(c) to deliver such Dedicated Production or furnish such Dedicated Production to Producer’s lessors and holders of other burdens on production with respect to such Dedicated Production as is required to satisfy the terms of the applicable oil and gas leases or other applicable instruments; and

(d) to pool, communitize or unitize Producer’s interests with respect to Dedicated Production; provided that Producer’s share of Dedicated Production produced from such pooled, communitized, or unitized interests shall be committed and dedicated pursuant to this Agreement.

Section 2.4 Releases from Dedication.

(a) Permanent Releases. Dedicated Production from a Well or Wells affected by one or more of the conditions below, and the acreage in each Drilling Unit with respect to such Wells (or, with respect to Purchased Dedicated Production, the Gas delivered by Producer to the Individual System if the applicable Receipt Point is affected by one or more of the conditions below), shall be permanently released from dedication under this Agreement, and Producer may deliver and commit such Dedicated Production to such other gatherer or gatherers as it shall determine (including an Affiliate Entity):

(i) Gatherer’s election pursuant to Section 3.3(b) not to provide Services for (A) any Well or Separator Facility for which Producer failed to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (B) any Well or Separator Facility not described in the applicable Development Report or (C) any excess volume of Gas produced from any Well during any Day that exceeds the volume included in Producer’s estimate set forth in the most recent Development Report delivered to Gatherer;

(ii) upon expiration of the Term, as further described in Section 7.2;

(iii) upon written agreement of Producer and Gatherer;

(iv) upon written notice from Producer, the occurrence of a Force Majeure of the type described in clauses (k), (l) or (m) of the definition of “Force Majeure” affecting Gatherer that continues for a period of 12 consecutive Months or more or a temporary interruption or curtailment described in Section 4.4(d) that continues for 12 consecutive Months, except to the extent such interruption or curtailment is caused by the acts or omissions of Producer;

(v) upon an assignment by Gatherer to an Affiliate Entity in accordance with Section 15.1(a)(ii), provided that simultaneously with such release, the Affiliate Entity Dedicated Properties are made subject to a gathering agreement entered into with the Affiliate Entity;

(vi) upon written notice from Producer, if a termination of Services pursuant to Section 12.2(a) has continued for more than six consecutive Months or, without a waiting period, if Producer has received notice from Gatherer of its decision not to provide Services to any planned facilities pursuant to Section 12.2(b); or

(vii) in accordance with and subject to the terms of Section 3.2(b).

(b) Temporary Release. Dedicated Production and any acreage covering such Dedicated Production may also be temporarily released from dedication under this Agreement (i) in accordance with and subject to the terms of Section 3.2(b) or Section 4.4(d), except to the extent such interruption or curtailment is caused by the acts or omissions of Producer, and (ii) in the event of a termination of Services pursuant to Section 12.2 that continues for a period of greater than 60 Days but less than the period specified in Section 2.4(a)(vi). To the extent that an interruption or curtailment can be limited to a Facility Segment, Gatherer shall so limit such interruption or curtailment, and to the extent that Gatherer does so limit such curtailment or interruption, the temporary release permitted by this Section 2.4(b) shall only apply to the affected Facility Segment. Such temporary release shall terminate on the date specified herein or on the date notified in writing by Gatherer to Producer (which date shall, in all cases, be the first Day of a Month); provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of the applicable interruption, curtailment or other temporary cessation described in this Section 2.4(b), such reservation shall continue until the earlier of (x) the first Day of the Month that is three Months after the event or condition that gave rise to the interruption, curtailment or other temporary cessation has been corrected and (y) the first Day of the Month after the termination of the applicable contract with such Third Party.

(c) Evidence of Permanent Release. At the request of Producer, the Parties shall execute a release agreement reasonably acceptable to all Parties (which, in the case of a permanent release, shall be in recordable form) reflecting any release of Dedicated Production or Dedicated Properties pursuant to this Section 2.4.

Section 2.5 Covenant Running with the Land. Each of the dedications, commitments, and covenants made by Producer under this Agreement (a) is a covenant running with the Dedicated Properties, (b) touches and concerns Producer’s interests in the Dedicated Properties, and (c) shall be binding on and enforceable by Gatherer and its successors and assigns. Except as set forth in Article 15, (a) in the event Producer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement and (b) in the event Gatherer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Individual System, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement. This Agreement is not an executory contract under Section 365 of Title 11 of the United States Code (11 U.S.C. § 365).

Section 2.6 Memorandum. Producer hereby authorizes Gatherer to record a memorandum of the Agreement in the real property records of the counties in which the Dedication Area is located. All payment terms and pricing information shall remain confidential and be redacted from any filings in the real property records.

Section 2.7 Construction Costs.

(a) To compensate Gatherer for the construction costs of each Individual System, during each quarter of each of the first four years of commercial operation of such Individual System, Producer must deliver a certain minimum quantity of Gas to Gatherer. Such minimum quantity during each quarter shall be equal to the quantity (in McF) that, when multiplied by the Individual Fee as of the Effective Date, equals 1/16th of the aggregate of Gatherer’s direct documented third party construction costs for such Individual System (the “Minimum Commitment”). If Producer does not deliver the Minimum Commitment to Gatherer during any quarter during the first four years of commercial operation of an Individual System, then Producer shall pay Gatherer an amount equal to the Individual Fee as of the Effective Date multiplied by the difference between the Minimum Commitment and the quantity of McF of Gas actually delivered by Producer to Gatherer during such quarter.

(b) Gatherer shall provide monthly updates to Producer of the construction costs incurred by Gatherer during the construction of each Individual System, and within 60 days after the completion of such Individual System, Gatherer shall provide Producer with an itemized statement of the aggregate of the construction costs incurred by Gatherer with respect to such Individual System. Producer shall have the right to audit, and Gatherer shall provide access to, Gatherer’s books and records for purposes of verifying such construction costs. Such audit right shall be at Producer’s sole cost and expense.

ARTICLE 3

SYSTEM EXPANSION AND CONNECTION OF WELLS

Section 3.1 Development Report; System Plan; Meetings.

(a) Development Report. On or before May 29, 2017, Producer will provide Gatherer with a report (“First Development Report”), which shall describe (x) in detail the planned development, drilling, and production activities relating to the Dedicated Production through the end of the applicable Period of Three Years, and (y) generally the long-term drilling and production expectations for those project areas in which drilling activity is expected to occur during the applicable Period of Five Years, including the information described in Section 3.1(b). On or before each January 1, each April 1, each July 1, and each October 1 of each Year following the date on which the First Development Report is to be delivered, Producer shall provide to Gatherer an update of the then-current report describing (i) in detail the planned development, drilling, and production activities relating to the Dedicated Production for the applicable Period of Three Years and (ii) generally the long-term drilling and production expectations for those project areas in the Dedication Area in which drilling activity is expected to occur during the applicable Period of Five Years (the First Development Report, as updated in accordance with the foregoing and as the then current report may be updated from time to time, the “Development Report”).

(b) Development Report Content. With respect to the Dedication Area, the Development Reports shall include information as to:

(i) the Wells (each, a “Planned Well”) and Separator Facilities (each, a “Planned Separator Facility”) that Producer expects will be drilled or installed during the applicable Period of Three Years, including the expected locations, completion dates thereof (which completion dates shall not be earlier than the applicable Target On-Line Dates), the expected spud dates of such Planned Wells, the dates flow is anticipated to initiate from such Wells, and forward looking production estimates for the applicable Period of Three Years;

(ii) the anticipated characteristics of the production from such Wells (including liquids content and gas and liquids composition) and the projected Gas production volumes and production pressures;

(iii) the earliest date on which one or more Wells are expected to be fractured, if applicable;

(iv) the Receipt Point(s) and Delivery Point(s) (including proposed receipt points and delivery points not yet included in the applicable Agreement Addendum) at which Gas produced from such Wells is to be delivered or redelivered to Producer

(v) the earliest date on which one or more Wells or Separator Facilities, as applicable, are expected to be completed and ready to be placed on-line, which date shall not be earlier than the Target On-line Date;

(vi) the number of Planned Wells and Planned Separator Facilities anticipated to be producing after the Period of Three Years and before the end of the Period of Five Years, broken out by an appropriate geographic area, such as a development plan area;

(vii) the number of rigs that Producer intends to operate in the Dedication Area each year during the Period of Five Years (including sufficient detail regarding the anticipated location of such rigs to allow Gatherer to determine which Individual System would be impacted by such rig activity);

(viii) with respect to the Period of Three Years, the anticipated date on which Gatherer may initiate construction or other development activities at the Well or Separator Facility in order to complete the interconnection into the Individual System; and

(ix) such other information as may be reasonably requested by Gatherer with respect to Wells and Separator Facilities that Producer intends to drill or from which Producer intends to deliver Gas during the Period of Three Years and Period of Five Years.

To the extent possible, any information Producer is required to provide under this Section 3.1(b) with respect to Wells or Separator Facilities shall also include such information related to Planned Wells and Planned Separator Facilities. In addition, if appropriate to provide a complete and accurate Development Report, any information requested with respect to Planned Wells and Planned Separator Facilities shall also be provided with respect to existing Wells or Separator Facilities.

(c) System Plan. Based on the Development Report and such other information about the expected development of the Dedicated Properties as shall be provided to Gatherer by or on behalf of Producer, including as a result of meetings between representatives of Gatherer and Producer, Gatherer shall develop and periodically update a plan (the “System Plan”) describing and/or depicting the modifications, extensions, enhancements, major maintenance and/or other actions necessary in order for the Individual System to be able to provide timely Services for the Gas produced by the Wells and Separator Facilities described in the most recent Development Report (including Planned Wells, Planned Separator Facilities and changes in anticipated production from existing Wells and Separator Facilities) (the “Modifications”). If (i) Gatherer elects to make such Modifications, (ii) Producer thereafter modifies the Development Report or provides other information (the date on which the modified Development Report or such other information is provided to Gatherer, the “Cancellation Date”) indicating that such Modifications are no longer necessary, and (iii) as of the Cancellation Date, the actual aggregate costs and expenses (excluding Excluded Amounts) incurred or committed by Gatherer to make such cancelled Modifications exceeds the Threshold Amount, then Producer shall reimburse Gatherer for all reasonable and documented costs and expenses (other than the Excluded Amounts) incurred or committed by Gatherer through the Cancellation Date to make such Modifications. The System Plan (or, with respect to the allocation procedures described in clause (vi), the applicable writing signed by Gatherer and Producer) shall include information as to:

(i) each Facility Segment then existing and operational, under construction, or planned and the Individual System of which such Facility Segment is a part;

(ii) all Receipt Points and Delivery Points served or to be served by each such Facility Segment;

(iii) estimated gathering pressures for the 12 Month period beginning on the Target On-Line Date for the applicable Facility Segment and the Target Pressures and the MAOP for each Individual System included in the Development Report;

(iv) all compression and other major physical facilities located or to be located on or within each such Facility Segment, together with their sizes, operating parameters, capacities, and other relevant specifications, which sizes, parameters, capacities and other relevant specifications shall be sufficient to (A) connect the Individual System to the Receipt Points and Delivery Points for all Planned Separator Facilities and (with respect to any Planned Wells not intended to be serviced by a Separator Facility) Planned Wells set forth in the most recent Development Report and (B) perform the Services for all Dedicated Production projected to be produced from the Dedicated Properties as contemplated by the most recent Development Report;

(v) the anticipated schedule for completing the construction and installation of the planned Facility Segments and all planned Receipt Points and Delivery Points, in each case, for all Planned Separator Facilities or Planned Wells, as applicable, included in the most recent Development Report;

(vi) the allocation methodologies to be used by Gatherer with respect to Flash Gas, Drip Condensate, System L&U, System Fuel, Other System Fuel and other allocations hereunder and, with respect to any System Plan after the initial System Plan, any proposed changes to the allocation methodologies then in effect (all such allocation methodologies shall comply with Section 1.8 of Schedule A); and

(vii) other information reasonably requested by Producer that is relevant to the design, construction, and operation of the System, the relevant Individual System, the relevant Facility Segment, and the relevant Receipt Points and Delivery Points; provided that in no event shall Gatherer be obligated to supply to Producer (A) pricing, budget or similar financial information or (B) information that is covered by a confidentiality agreement or confidentiality obligations; Gatherer shall deliver the applicable System Plan (including any updated System Plan) to Producer for Producer’s review and comment not later than 30 Days after Producer’s delivery to Gatherer of the applicable Development Report or amendment thereto.

(d) Meetings. Gatherer shall make representatives of Gatherer available to discuss the most recent System Plan from time to time with Producer and its representatives at Producer’s request. Producer shall make representatives of Producer available to discuss the most recent Development Report from time to time with Gatherer and its representatives at Gatherer’s request. Gatherer and its representatives shall have the right to meet not less frequently than Monthly with one or more representatives of Producer. At all such meetings, the Parties shall exchange updated information about their respective plans for the development and expansion of the Dedicated Properties (including amendments to the Development Report) and the System (including amendments to the System Plan for Producer’s review and comment) and shall have the opportunity to discuss and provide comments on the other Party’s plans.

(e) Scope and Purpose of Planning Tools. The Development Report and the System Plan are intended to assist Gatherer and Producer with long-term planning and goals. None of the Development Reports nor the System Plans shall amend or modify this Agreement in any way. Gatherer may, in its sole discretion, work with any third party providers of Gatherer’s services hereunder, to the extent under contract with Gatherer, to prepare and deliver a System Plan jointly with such other entity or entities. To the extent that a Development Report or System Plan that satisfies the requirements above is delivered or deemed delivered under any other Transaction Document, such Development Report or System Plan shall be deemed delivered hereunder.

Section 3.2 Expansion of System and Connection of Separator Facilities.

(a) Service Standards. Gatherer shall, at its sole cost and expense, design and construct the Individual System in a good and workmanlike manner and in accordance with the System Plan and this Section 3.2. Until such time as Producer has delivered a Development Report, Gatherer shall have no obligation under this Section 3.2(a). In the event that Producer elects to deliver Purchased Dedicated Production into the Individual System, Gatherer and Producer shall mutually agree on the Receipt Point at which Producer shall deliver such Purchased Dedicated Production.

(b) On-Line Deadline. Subject to Section 3.4, Gatherer shall by the later of (x) the date that the first Planned Well on a particular Planned Separator Facility (or, with respect to a Planned Well that is not intended to be serviced by a Separator Facility, the date that such Planned Well) is ready for connection to the System and (y) the applicable Target On-Line Date (such later date, as may be extended pursuant to this Section 3.2(b), the “On-Line Deadline”), (i) have completed (or caused the completion of) the construction of the necessary facilities, in accordance with the then current System Plan, (A) to connect such Planned Separator Facility or such Planned Well to the System and (B) to connect the System to each planned Delivery Point for such Planned Separator Facility or such Planned Well, as applicable and (ii) be ready and able to commence Services with respect to Dedicated Production from such Planned Separator Facility or Planned Well, as applicable. If and to the extent that Gatherer is delayed in completing any such facilities or providing such services by a Force Majeure event or reasons attributable to the acts or omissions of Producer, then the On-Line Deadline applicable thereto shall be extended by a period of time equal to that during which Gatherer was delayed by such event. If Gatherer anticipates that Gatherer will be unable to meet an On-Line Deadline for causes that are not attributable to Force Majeure or the acts or omissions of Producer, then Gatherer shall deliver a written notice to Producer no later than 30 days before the On-Line Deadline with respect a Planned Well or a Planned Separator Facility stating that Gatherer will be unable to meet the On-Line Deadline for such Planned Well or Planned Separator Facility, and that Gatherer elects to have such Planned Well and related Dedicated Production and any acreage covering such Dedicated Production (and the following shall apply) (x) permanently released from this Agreement or (y) temporarily released from this Agreement, in which case Gatherer shall reimburse Producer for its actual, verifiable increase in costs (if any) in utilizing a different gatherer provide gathering services with respect to Gas from such Planned Well during the period of such temporary release, and such temporary release shall terminate upon Gatherer’s connection of such Planned Well to the System; provided, however, that if such temporary release lasts for a period of greater than 90 days after the On-Line Deadline, then such Planned Well shall be permanently released. The permanent release, temporary release, and reimbursement described in this Section 3.2(b) shall be Producer’s sole and exclusive remedies for Gatherer’s failure to meet any On-Line Deadline.

(c) Additional/Accelerated Wells and Elimination of Wells. From time to time, Producer may provide written notice to Gatherer that Producer (i) has accelerated the Target On-Line Date for a Planned Well or Planned Separator Facility, (ii) anticipates the Target On-Line Date for a Planned Well or Planned Separator Facility to be earlier than 24 Months following the delivery of the Development Report in which such Planned Well or Planned Separator Facility was initially included or (iii) anticipates drilling a Well or putting into service a Separator Facility that has not been included in a Development Report and that has a Target On-Line Date earlier than 24 Months following the next delivery of a Development Report (any such Well or Separator Facility, an “Additional/Accelerated Well”); provided that any Well that is to be serviced by a Separator Facility or a Planned Separator Facility that is not described in the foregoing clauses (i) through (iii) shall not constitute an Additional/ Accelerated Well. Gatherer will use its commercially reasonable efforts to modify the System Plan and to cause the necessary gathering facilities to be constructed prior to the On-Line Deadline for such Additional/Accelerated Well; provided that, with respect to Additional/ Accelerated Wells of the type described in clauses (i) and (ii) of the first sentence of this paragraph, there shall be no penalty to Gatherer hereunder unless Gatherer fails to connect such Additional/ Accelerated Well on or prior to the Target On-Line Date set forth in the applicable Development Report (prior to the acceleration of such timeline) and, with respect to Additional/ Accelerated Wells of the type described in clause (iii) of the first sentence of this paragraph, there shall be no penalty to Gatherer hereunder unless Gatherer fails to connect such Additional/ Accelerated Well on or prior to 24 Months following receipt of written notice regarding such Additional/ Accelerated Well. From time to time, Producer may provide written notice to Gatherer that Producer (i) has delayed the Target On-Line Date for a Planned Well or Planned Separator Facility, (ii) anticipates eliminating a Planned Well or Planned Separator Facility from its development plans and the Development Report or (iii) anticipates shutting in a Well or Separator Facility that has been producing. Producer shall endeavor to ensure that the Development Report does not include any planned or existing Wells or Separator Facilities that Producer has determined should not be drilled, operated, maintained or put into service. To the extent that Producer has included any such Well or Separator Facility in a Development Report, Producer shall provide Gatherer with information regarding its revised assessment of such Well or Separator Facility. Gatherer may adjust the System Plan as it determines to be appropriate and commercially reasonable to accommodate such elimination of Wells and Separator Facilities.

(d) Cancellation of Planned Wells and Planned Separator Facilities. If (i) Gatherer reasonably determines that Producer has permanently abandoned the drilling or installation of any Planned Well or Planned Separator Facility or Producer notifies Gatherer that Producer intends to permanently abandon the drilling or installation of any Planned Well or

Planned Separator Facility (whether through the delivery of an updated Development Report or otherwise, the date on which such determination is made, the “Abandonment Date”), (ii) Gatherer had begun to design or construct the Facility Segment to connect such Planned Well or Planned Separator Facility to the System prior to such Abandonment Date, and (iii) the actual aggregate costs and expenses (excluding Excluded Amounts) incurred or committed by Gatherer prior to the Abandonment Date exceeds the Threshold Amount, then Producer shall reimburse Gatherer for all reasonable and documented costs and expenses (other than the Excluded Amounts) incurred or committed by Gatherer prior to such Abandonment Date to design and construct such Facility Segment.

(e) Substation and Interconnection Facilities. The obligations of Gatherer hereunder to design and construct the Individual System and to perform the Services do not include the design or construction of any substation or other interconnecting facilities required to procure electricity for the Individual System. If a substation or any other interconnecting facility is required in order for Gatherer to perform its obligations hereunder, Gatherer and Producer shall enter into a separate agreement setting forth each Party’s responsibilities in connection therewith, including an allocation of responsibility for all associated costs and expenses.

Section 3.3 Temporary Services.

(a) If Gatherer fails to complete any facilities described Section 3.2(b) by the On-Line Deadline for such facilities and Gatherer elects to temporarily release such the applicable Dedicated Production under Section 3.2(b), then Producer may enter into a contract with a Third Party to provide services with respect to the Dedicated Production that is anticipated to be serviced by the new facilities if the term of such contract does not exceed three Months (and may be renewed in three-Month increments until such time as Gatherer has completed the applicable facilities). If any such contract is in effect with respect to any Well, Producer will not be obligated to connect such Well to the System until the first Day of the Month following expiration of such contract.

(b) If at any time, (i) Producer fails to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (ii) a Development Report delivered by Producer failed to describe any Well, or (iii) the average rate of production at any Receipt Point described in the then-applicable Development Report exceeds Producer’s forecast for such Receipt Point set forth in such Development Report, and as a result, Gatherer has not completed any new, modified, or enhanced facilities necessary to allow Gatherer to accept all of the Gas Tendered by Producer at a Receipt Point, then (x) within a reasonable time after Gatherer becomes aware of the need for such new, modified, or enhanced facilities, Gatherer shall elect, in its sole discretion, whether to proceed with the development and completion of such facilities by providing notice to Producer, and (y) if Gatherer elects to proceed with the development and completion of such facilities, (1) Gatherer shall cause such facilities to be completed within a reasonable time after such election, and (2) pending the completion of such facilities, Gatherer may elect (in its reasonable discretion and in exchange for reasonable compensation) to permit Producer to enter into a contract with a Third Party as provided in Section 3.3(a) to provide services with respect to the Dedicated Production that Gatherer is unable to accept.

Section 3.4 Cooperation. The Parties shall work (at their own cost and expense) together in good faith to obtain such Permits as are necessary to drill and complete each Planned Well and construct the required extensions of the System to each Planned Separator Facility (and each Planned Well, as applicable) as expeditiously as reasonably practicable, all as provided in this Agreement. The Parties shall cooperate with each other and to communicate regularly regarding their efforts to obtain such Permits. Upon request by Producer, Gatherer shall promptly provide to Producer copies of all Permits obtained by Gatherer in order to construct any Facility Segment (or portion of a Facility Segment) of the System.

Section 3.5 Compression. The System Plan will describe the compression facilities that will be constructed as part of the System as well as the maximum operating pressures of the low pressure gathering lines, which shall be subject to the approval of Producer, and the maximum operating pressures of the high pressure gathering lines, which shall be sufficient to permit Gas to enter the facilities of Downstream Facilities but no higher than the MAOP, and other maximum operating parameters. The MAOP and the Target Pressure for each Individual System shall be set forth in the applicable Agreement Addendum when the applicable subpart for such Individual System is delivered or updated.

Section 3.6 Grant of Access; Real Property Rights.

(a) Producer’s Grant of Easement. Producer hereby grants to Gatherer, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, an easement and right of way upon all lands constituting Dedicated Properties for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting and removing all or any portion of the applicable Individual System, including all pipelines, meters and other equipment necessary for the performance by Gatherer of this Agreement. If necessary, Producer agrees to use commercially reasonable efforts to assign to Gatherer rights under any Lease to the extent such assignment is necessary to grant such easement and right of way. Any property of Gatherer placed in or upon such lands shall remain the property of Gatherer and may be disconnected or removed by Gatherer at any time for any reason. Gatherer shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses arising out of or in connection with Gatherer’s use of or operations on the easement and right-of-way granted under this Section 3.6(a), except to the extent that such Losses are caused by the gross negligence or willful misconduct of any member of Gatherer Group.

(b) Producer Does Not Have Obligation to Maintain. Producer shall not have a duty to maintain in force and effect any underlying agreements (such as any lease, easement, or surface use agreement) that the grants of easements or rights of way by Producer to Gatherer under Section 3.6(a) are based upon, and such grants of easements or rights of way will terminate if Producer loses its rights to the applicable property, regardless of the reason for such loss of rights.

(c) Gatherer Does Not Have Obligation to Maintain. Gatherer shall not have a duty to maintain in force and effect any underlying agreements that the grants of easements or rights of way by Gatherer to Producer pursuant to Section 3.6(a) are based upon, and such grants of easements or rights of way will terminate if Gatherer loses its rights to the applicable property, regardless of the reason for such loss of rights.

(d) No Interference. Gatherer’s exercise of the rights granted to Gatherer by Producer pursuant to this Section 3.6 shall not unreasonably interfere with Producer’s operations or with the rights of owners in fee with respect to the applicable lands, and such rights will be exercised in material compliance with all applicable Laws and the safety and other reasonable access requirements of Producer.

ARTICLE 4

TENDER, NOMINATION, AND GATHERING OF PRODUCTION

Section 4.1 Tender of Dedicated Production.

Each Day during the Term, Producer shall Tender to the Individual System at each applicable Receipt Point all of the Dedicated Production available to Producer at such Receipt Point.

Section 4.2 Services; Service Standard.

(a) Services. Subject to the provisions of this Agreement, Gatherer shall (i) provide Services for all Gas that is Tendered by Producer to Gatherer at the applicable Receipt Point, (ii) redeliver to Producer or for the benefit of Producer at the relevant Delivery Point (as designated by Producer) such Gas with an equivalent Thermal Content and hydrocarbon constituent composition as the Gas received at the Receipt Point (as may be increased by any Flash Gas delivered into the System), less the Thermal Content of Drip Condensate, less System L&U allocated to Producer in accordance with this Agreement, less such Gas consumed as Other System Fuel or System Fuel allocated to Producer in accordance with this Agreement, less such Gas consumed as Process Flare, and (iii) cause the System to be able to flow such Gas at volumes produced into each Individual System, in each case, so long as total crude volumes for the respective Individual System are not greater than the current capacity of the System.

(b) Services Standard. Gatherer shall own and operate the System and perform the Services in a good and workmanlike manner in accordance with standards customary in the industry.

(c) System for Other Gathering. Producer acknowledges that Gatherer has constructed facilities and may construct additional facilities to accommodate Other Services on the same property as the Individual System (including but not limited to the Crude Oil Gathering System). To the extent required for the efficient operation of such facilities together with the Individual System, Gatherer may use Gas to the extent and as further described, including compensation, if any, in Article 5.

Section 4.3 Nominations, Scheduling, Balancing and Curtailment. Nominations, scheduling, and balancing of Gas available for, and interruptions and curtailment of, Services under this Agreement shall be performed in accordance with the applicable Operating Terms and Conditions set forth in Schedule A.

Section 4.4 Suspension/Shutdown of Service.

(a) Shutdown. During any period when all or any portion of the Individual System is shut down (i) because of maintenance, repairs, or Force Majeure, (ii) because such shutdown is necessary to avoid injury or harm to Persons or property, to the environment or to the integrity of all or any portion of the Individual System, or (iii) because providing Services hereunder has become uneconomic as further described in Section 12.2, Gatherer may interrupt or curtail receipts of Producer’s Gas and/or Drip Condensate and the Gas and/or Drip Condensate of other producers as set forth herein. In such cases Gatherer shall have no liability to Producer (subject to Section 4.4(d) and Section 12.2), except to the extent such shutdown is caused by the gross negligence or willful misconduct of Gatherer; provided that Gatherer shall have no liability for any special, indirect, or consequential damages. If Gatherer is required to so interrupt or curtail receipts of Gas and/or Drip Condensate, Gatherer will advise (by telephone, following up by writing, which writing may be in the form of electronic mail) Producer of such interruption or curtailment as soon as practicable or in any event within twenty-four hours after the occurrence of such event.

(b) Planned Curtailments and Interruptions.

(i) Gatherer shall have the right to curtail or interrupt receipts and deliveries of Gas and Drip Condensate for brief periods to perform necessary maintenance of and repairs or modifications (including modifications required to perform its obligations under this Agreement) to the Individual System; provided, however, that to the extent reasonably practicable, Gatherer shall coordinate its maintenance, repair and modification operations with the operations of Producer and, in any case, will use its reasonable efforts to schedule maintenance, repair and modification operations so as to avoid or minimize to the greatest extent possible service curtailments or interruptions.

(ii) Gatherer shall provide Producer (x) with 10 Days prior notice of any upcoming normal and routine maintenance, repair and modification projects that Gatherer has planned that would result in a curtailment or interruption of Producer’s deliveries and the estimated time period for such curtailment or interruption and (y) with six Months prior notice of any maintenance (A) of which Gatherer has knowledge at least six Months in advance and (B) that is anticipated to result in a curtailment or interruption of Producer’s deliveries for five or more consecutive Days.

(c) Other Operations. It is specifically understood by Producer that operations and activities on facilities upstream or downstream of the Individual System beyond Gatherer’s control may impact operations on the Individual System, and the Parties agree that Gatherer shall have no liability for any operations or activities upstream or downstream of the Individual System.

(d) Temporary Release. If at any time Gatherer interrupts or curtails receipts and deliveries of Gas pursuant to this Section 4.4 for a period of 30 consecutive Days, then at

Producer’s written request, the affected volumes of Gas shall be temporarily released from dedication to this Agreement commencing as of the date of such request and ending on the date described in Section 2.4(b).

Section 4.5 Marketing and Transportation. As between the Parties, Producer shall be solely responsible, and shall make all necessary arrangements at and downstream of the Delivery Points, for the receipt, further transportation, and marketing of Producer’s owned and Controlled Gas delivered hereunder.

Section 4.6 No Prior Flow of Gas in Interstate Commerce. Producer represents and warrants that at the time of Tender, none of the Gas delivered at a Receipt Point hereunder has flowed in interstate commerce.

ARTICLE 5

FEES

Section 5.1 Fees. Producer shall pay Gatherer each Month in accordance with the terms of this Agreement, for all Services provided by Gatherer with respect to Dedicated Production received by Gatherer from Producer or for Producer’s account during such Month, an amount, for each Individual System, equal to the sum of (i) the product of (x) the aggregate quantity of such Gas, stated in MMBtu, received by Gatherer from Producer or for Producer’s account at the applicable Receipt Points for such Gas within the applicable Individual System during such Month multiplied by (y) the applicable Individual Fee, plus (ii) an amount equal to Producer’s allocated portion of the actual costs incurred by Gatherer for electricity required to provide Services, such allocation to be based upon the aggregate quantities of Gas received by Gatherer.

Section 5.2 Fee Adjustments

(a) Redetermination.

(i) Redetermination Proposal. Between November 1 and December 31 of any Year, Gatherer may prepare and deliver to Producer for its review and comment a written proposal (each, a “Redetermination Proposal”) to redetermine each Individual Fee in accordance with this Section 5.2(a). Each Redetermination Proposal shall include relevant supporting documentation based upon the latest updated Development Report and System Plan and shall take into account future items including projected production volumes, operating revenue projections, and budgeted amounts for capital expenditures and all estimated operating expenses that Gatherer believes will be necessary to provide the applicable Services as contemplated by the latest updated Development Report and System Plan; provided that a redetermined Individual Fee as agreed to by the Parties (a “Redetermined Individual Fee”) shall not recoup the difference between (A) estimated operating expenses or revenues and (B) actual operating expenses or revenues for periods prior to the effective date of such Redetermined Individual Fee. The Parties may agree to redetermine a particular Individual Fee without obligation to agree to redetermine any other Individual Fee.

(ii) Subsequent Redetermination Timing. Any Redetermined Individual Fee agreed to by the Parties on or prior to the last Business Day of February of the applicable Adjustment Year (“Redetermination Deadline”) shall become effective as of the first Day of the Month following the Month in which agreement has been reached. If the Parties fail to agree upon a redetermination of any Individual Fee set forth in the applicable Redetermination Proposal on or prior to the Redetermination Deadline, such Individual Fee shall remain in effect without redetermination pursuant to this Section 5.2(a). For purposes of this Section 5.2(a)(ii), the Year during which a Redetermination Proposal is delivered is herein the “Delivery Year” and the immediately subsequent Year is herein the “Adjustment Year”.

(b) Annual Escalation. Effective as of January 1 of each Year, the Individual Fee will be increased by multiplying the then-applicable Individual Fee by the Escalation Percentage (herein, the “Increase in Fee”) and adding the then-applicable Individual Fee to the Increase in Fee. Such annual increase to the Individual Fee shall become effective on January 1 of the applicable Year, even if such Individual Fee was redetermined pursuant to Section 5.2(a), with an effective date during the same Year.

(c) Target Pressures. Gatherer shall use its commercially reasonable efforts to maintain the Daily arithmetic average operating pressure of the system pressures at the Target Pressure.

(d) Other Fee Adjustments. The amount invoiced by Gatherer hereunder may be adjusted to reflect other adjustments expressly set forth in this Agreement, including pursuant to Section 6.2 and Section 12.1.

(e) Reinjection Volumes and Buy-Back. Pursuant to Producer’s reservations under Section 2.3(b), Gatherer shall ensure that the volumes measured at the applicable Receipt Point shall not include the volumes used by or returned to Producer for use in connection with Producer’s lease operations (including, but not limited to, Producer’s reservoir pressure maintenance operations) and water treatment facility operations. Gas volumes used for lease operations and water treatment facility operations shall be deducted from the measured Receipt Point volumes. It is the express intent of the Parties that Producer shall not pay the Individual Fee on gas used for lease and water treatment facility operations more than once, even if some portion of the gas reserved for such operations passes through the applicable Individual System more than once, whether as a result of reinjection, recycling, buy back or other similar operation.

Section 5.3 Treatment of Byproducts, L&U, Fuel and Related Matters. The Producer and Gatherer acknowledge that the fees chargeable by Gatherer pursuant to Section 5.1, as adjusted pursuant to Section 5.2, appropriately compensate Gatherer for Services and no separate fee shall be chargeable by Gatherer and no refund or reduction in the fee shall be chargeable by Producer for the hydrocarbons or services described in this Section 5.3. The Producer and Gatherer acknowledge that the Transaction Documents among Producer and Gatherer are intended to be treated as a suite of documents. As such, pursuant to Article 9, the Producer may receive one invoice from Gatherer that details the amounts owed under this Agreement and each other Transaction Document to which Gatherer is a Party. In addition, Gatherer shall have no responsibility to allocate back Drip Condensate, Flash Gas, System L&U, System Fuel or Other

System Fuel to any particular Receipt Point, except as otherwise expressly stated in Section 1.8 of Schedule A. However, Gatherer shall prepare a Monthly Loss/ Gain Report that details the quantities of each of the following on a Monthly basis and shall deliver such Monthly Loss/ Gain Report as specified in Section 9.1(d).

(a) Drip Condensate. Gatherer shall own, retain, and have the sole right to the proceeds from any sale of Drip Condensate collected in the System, and Gatherer shall not pay Producer the proceeds from any such sale.. The Monthly Loss/ Gain Report shall include a statement of the Drip Condensate recovered by Gatherer.

(b) Flash Gas. Gatherer shall deliver to Producer, each Month, all Flash Gas allocated to Producer or for Producer’s account by delivering such Flash Gas into the System. The Parties acknowledge that there is no separate fee chargeable by Gatherer hereunder for Services with respect to Flash Gas and that the fees chargeable by Gatherer hereunder for Gas sufficiently compensate Gatherer for Services with respect to Flash Gas. The Parties further acknowledge that (i) the Flash Gas is a byproduct of the Crude Oil gathered by Gatherer (which is among the services described hereunder as Other Services), (ii) at all times during the Term, Producer and Gatherer shall be party to both this Agreement and another Transaction Document that covers Crude Oil and (iii) the Producer shall not owe any amount under any other Transaction Document to which Gatherer is a Party as a result of the Flash Gas being delivered into the System. The Monthly Loss/ Gain Report shall include a statement of the Flash Gas recovered by Gatherer and returned to Producer, as measured in the Measuring Device at the point where Flash Gas is received into the System.

(c) System L&U. No adjustment to the Services Fee will be made for System L&U.

(i) Gatherer will perform a Monthly material balance for each Individual System based on comparison of Gas delivered to the Gas received into the applicable Individual System at Receipt Points (or, with respect to Flash Gas, such other receipt points).

(ii) If, during any Month, System L&U on an Individual System exceeds 2.00% of either energy or volumes of Producer’s owned or Controlled Gas delivered to the Individual System in such Month, then Gatherer will, for the respective Individual System, obtain updated test data from the Receipt Points in the applicable Individual System and conduct a field-wide (on an Individual System basis) meter inspection and calibration followed by an updated balance. If Gatherer determines that a repair to the Individual System is needed to reduce the System L&U below 2.00%, Gatherer shall undertake such repairs in a commercially reasonable manner and as soon after making such determination as is commercially reasonable.

(iii) Gatherer shall provide Producer with prior notice of, and reasonable access to observe, any such field-wide meter balance.

(iv) The Monthly Loss/ Gain Report shall include a statement of the System L&U.

(d) System Fuel and Other System Fuel. Gatherer shall account for the actual fuel used by Gatherer in the operation of the Individual System, and such accounting shall detail whether such fuel is System Fuel or Other System Fuel (and, if Other System Fuel, whether for the account of Crude Oil, water or other product). The Parties acknowledge that the Producer shall not be reimbursed for System Fuel or Other System Fuel; provided that if during any Month, the Producer does not deliver to Gatherer Crude Oil under any Transaction Document to which Gatherer is a Party, then Gatherer shall calculate the value of the Other System Fuel used during the applicable Month based on the price of Gas received by Producer during such Month and such amount shall appear as a reduction in the Fees within 90 days of the end of the applicable Month. The Monthly Loss/ Gain Report shall include a statement of the System Fuel and the Other System Fuel.

ARTICLE 6

QUALITY AND PRESSURE SPECIFICATIONS

Section 6.1 Quality Specifications.

(a) Subject to Section 6.2 below, all Gas delivered at the Receipt Points by Producer to Gatherer shall meet the quality specifications set forth in Section 1.1 of Schedule A, except, with respect to any Individual System for which different quality specifications are set forth in the applicable Agreement Addendum, such specifications that are set out in the applicable Agreement Addendum shall control. If Producer’s Gas delivered to the Receipt Points complies with such quality specifications or, after blending in accordance with the second sentence of Section 6.2, otherwise complies such specifications, then all Gas redelivered at the Delivery Points by Gatherer to Producer shall meet the quality specifications applicable at the relevant Delivery Points. Subject to Section 6.1(b), Gatherer may commingle Gas received into the Individual System may be commingled with other Gas shipments and, subject to Gatherer’s obligation to redeliver to Producer at the Delivery Points Gas that satisfies the applicable quality specifications of the Delivery Points, (i) such Gas shall be subject to such changes in quality, composition and other characteristics as may result from such commingling, (ii) Gatherer shall have no other obligation to Producer associated with changes in quality of Gas as the result of such commingling and (iii) Gatherer shall have the right to change the quality specifications to comply with any changes in the Downstream Facility specifications.

(b) Gatherer shall establish a quality bank with respect to Gas transported within the same common stream. Such quality bank shall initially apply only to the API gravity of Gas transported within the same common stream. Gatherer shall have the right to expand such quality bank to also apply to the sulphur content of Gas transported within the same common stream. All shippers shall be required to participate in the quality bank. The quality bank (i) shall be administered by an entity to be designated by Gatherer, which may be Gatherer, (“Administrator”), and such Administrator shall calculate, collect, and remit monetary adjustments among all shippers tendering within the common streams from changes in specified constituents (i.e., API gravity and/or sulphur, as applicable) for which such quality bank is established and which result from common stream operations, and (ii) each shipper shall pay the Administrator the computed quality adjustments due from such shipper in accordance with the quality bank policy.

Section 6.2 Failure to Meet Specifications. If any Gas Tendered by Producer to the Individual System fails at any time to conform to the applicable specifications, then Gatherer will have the right to immediately discontinue receipt of such non-conforming Gas and shall notify Producer of the specifications violation within twenty-four (24) hours. Gatherer agrees to use commercially reasonable efforts to blend and commingle such non-conforming Gas with other Gas in the Individual System so that it meets the applicable specifications. Gatherer may charge Producer a reasonable fee to compensate Gatherer for its use of commercially reasonable efforts to cause such Gas Tendered by Producer to conform to the applicable specifications. Producer will promptly undertake commercially reasonable measures to eliminate the cause of such non-conformance and will indemnify, defend, and hold harmless Gatherer from and against all Losses suffered or incurred by Gatherer as a result of, arising out of, or caused by the delivery of non-conforming Gas by Producer with respect to which Producer does not notify Gatherer of such non-conformance before Tendering such Gas to Gatherer.

Section 6.3 Pressure. Producer shall Tender or cause to be Tendered Gas to each applicable Receipt Point at sufficient pressure to enter the applicable Individual System, but not in excess of the MAOP set forth in the design documents for the applicable Individual System as shown in the applicable Agreement Addendum (which such maximum operating pressure shall be sufficient to permit such Gas to enter the Individual System and the Downstream Facilities but not higher than the MAOP of the Downstream Facilities). Producer shall have the obligation to ensure that Gas is prevented from entering the System at pressures in excess of such MAOP, and Gatherer shall have the right to restrict or relieve the flow of Gas into the System to protect the System from over pressuring. Gatherer shall install, own, operate and maintain compression facilities sufficient to deliver Producer’s owned and Controlled Gas into the applicable Delivery Points. Redeliveries of Gas by Gatherer to or for the account of Producer at the applicable Delivery Points shall be at such pressures as may exist from time to time in the System at the applicable Delivery Point. Gatherer’s obligation to redeliver Gas to a given Delivery Point shall be subject to the operational limitations of the Downstream Facilities receiving such Gas, including the Downstream Facility’s capacity, Gas measurement capability, operating pressures and any operational balancing agreements as may be applicable.

ARTICLE 7

TERM

Section 7.1 Term. This Agreement shall commence on the Effective Date, and this Agreement shall remain in effect until the 10th anniversary of the Effective Date (the “Initial Term”) and thereafter on a Year to Year basis until terminated by Gatherer or Producer effective upon the expiration of the Initial Term or the expiration of any Year thereafter upon written notice no less than 90 Days prior to the expiration of the Initial Term or the expiration of any Year thereafter (such period of time, the “Term”).

Section 7.2 Effect of Termination or Expiration of the Term. Upon the termination of the Term, this Agreement shall forthwith become void and the Parties shall have no liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the date of such termination, (b) the provisions of Section 6.2, this

Section 7.2, Section 8.1, Article 14 and Section 16.1 through Section 16.10 shall survive such termination and remain in full force and effect indefinitely, and (c) Section 9.4 and Section 16.11 shall survive such termination and remain in full force and effect for the period of time specified in such Sections.

ARTICLE 8

TITLE AND CUSTODY

Section 8.1 Title. A nomination of Gas by Producer shall be deemed a warranty of title to such Gas by Producer or a warranty that Producer Controls the Gas and has the right to deliver such Gas for gathering under this Agreement, as applicable. Title to Gas shall not transfer to Gatherer by reason of Gatherer’s performance of the Services. By nominating Gas, Producer also agrees to indemnify, defend, and hold Gatherer harmless from any and all Losses resulting from any claims by a Third Party of title or rights to such Gas. If any claim is made challenging Producer’s right to deliver such Gas to Gatherer, then Gatherer shall have the right to suspend receipt of deliveries of such Gas hereunder until such claim is finally resolved to the reasonable satisfaction of Gatherer.

Section 8.2 Custody. From and after Producer’s delivery of Gas to Gatherer at the Receipt Point(s), and, until Gatherer’s redelivery of such Gas to or for Producer’s account at the applicable Delivery Point(s), as between the Parties, Gatherer shall have custody and control of, and be responsible for, such Gas. In all other circumstances, as between the Parties, Producer shall be deemed to have custody and control of, and be responsible for, such Gas.

ARTICLE 9

BILLING AND PAYMENT

Section 9.1 Statements.

(a) Ordinary Course. Gatherer shall submit invoices to Producer on or before the 25th Day after the end of a Month (the “Invoice Month”). Each invoice shall be accompanied by supporting information for all amounts charged by such invoice. All amounts owed for Services provided during an Invoice Month shall be reflected on the applicable invoice for such Invoice Month; provided that to the extent any amount appearing on an invoice is in respect of an amount paid by Gatherer to a Third Party (collectively, the “Reimbursed Amount”) or the calculation of such amount is contingent on information provided by a Third Party (collectively, the “Conditional Amount”), such Reimbursed Amount and Conditional Amount shall be reflected on an invoice within 90 Days after the end of the Month in which such Reimbursed Amount was paid by Gatherer.

(b) Other. If actual measurements of volumes of Dedicated Production are not available by the date stated in Section 9.1(a), then the invoice submitted by the date stated in Section 9.1(a), may be prepared and submitted based on Gatherer’s good faith estimate of the volumes of Dedicated Production received in the applicable Invoice Month. If Gatherer submits an invoice based on estimated volumes, Gatherer shall prepare and submit to Producer an invoice based on actual measurements on or before the close of business of the 40th Day after the applicable Invoice Month, together with a reconciliation to the invoice submitted based on Gatherer’s estimate.

(c) Detail. Gatherer’s invoices and supporting information shall include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to the actual measurements for such Month, and any adjustments to prior period volumes and quantities.

(d) Monthly Loss/ Gain Report. Gatherer shall deliver to Producer, on or before the close of business of the 40th Day after the applicable Invoice Month a Monthly Loss/ Gain Report, which shall set forth the volumes specified in Section 5.3 and in Schedule A. If Gatherer elects, it may deliver such Monthly Loss/ Gain Report concurrently with the applicable invoice.

(e) One Invoice; Netting. To the extent that Gatherer and Producer are party to this Agreement and one or more other Transaction Documents, one invoice may be delivered in respect of all amounts owing under such Transaction Documents. The Parties shall net all undisputed amounts due and owing or past due and owing arising under the Transaction Documents to which Producer and Gatherer are parties such that the Party owing the greater amount shall make a single payment of the net amount to the other Party. To the extent possible, all fee adjustments set forth in Article 5 shall be accomplished by setoff or netting.

Section 9.2 Payments.

(a) Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the later of the 30th Day of each Month and the 10th Day after receipt of the invoice or, if such Day is not a Business Day, then on the next Business Day. All payments by Producer under this Agreement shall be made by electronic funds transfer to the account designated by Gatherer. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full.

(b) If Producer, in good faith, disputes the amount of any invoice of Gatherer, Producer will pay Gatherer such amount, if any, that is not in dispute and shall provide Gatherer notice, no later than 30 Days after the date that payment of such invoice would be due under Section 9.2(a), of the disputed amount accompanied by reasonable documentation to support Producer’s dispute. If Producer fails to provide notice of dispute within such 30-Day period, then Producer shall be deemed to have waived its right to dispute the applicable invoice, except for a dispute following an audit conducted in accordance with Section 9.4. Following Gatherer’s receipt of such dispute notice, Producer and Gatherer shall endeavor in good faith to resolve such dispute, and if the Parties are unable to resolve such dispute within a reasonable time, such dispute may be resolved in accordance with Section 16.6 of this Agreement. Upon resolution of the dispute, any required payment shall be made within 15 Days after such resolution, and such amount shall be paid along with interest accrued at the Interest Rate from and including the due date but excluding the date paid.

Section 9.3 Adequate Assurances. If (a) Producer fails to pay according to the provisions hereof and such failure continues for a period of 5 Business Days after written notice of such failure is provided to Producer or (b) Gatherer has reasonable grounds for insecurity regarding the performance by Producer of any obligation under this Agreement, then Gatherer, by notice to Producer, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance from Producer. “Adequate Assurance of Performance” means, at the option of Producer, any of the following, (x) advance payment in cash by Producer to Gatherer for Services to be provided under this Agreement in the following Month or (y) delivery to Gatherer by Producer of an irrevocable standby letter of credit or a performance bond, in form and substance reasonably acceptable to Gatherer, issued by a Credit-Worthy Person, in an amount equal to not less than the aggregate proceeds due from Producer under Section 9.1 for the prior 2-Month period. Promptly following the termination of the condition giving rise to Gatherer’s reasonable grounds for insecurity or payment in full of amounts outstanding, as applicable, Gatherer shall release to Producer the cash, letter of credit, bond or other assurance provided by Producer (including any accumulated interest, if applicable, and less any amounts actually applied to cover Producer’s obligations hereunder).

Section 9.4 Audit. Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of the Transaction Documents. The scope of such examination will be limited to the 24 Months preceding the date such notice of audit, statement, charge or computation was presented. No Party may conduct more than one audit (taking all Transaction Documents to which Producer is a party together) of the other Party during any Year (except that, if a Party is in default hereunder, additional audits may be conducted during the continuance of such default). If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 Days of resolution of the inaccuracy. This provision of this Agreement will survive any termination of this Agreement for the later of (a) a period of 24 Months from the end of the Year in which the date of such termination occurred or (b) until a dispute initiated within the 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections.

ARTICLE 10

REMEDIES

Section 10.1 Suspension of Performance; Temporary Release from Dedication.

(a) Suspension by Gatherer as Remedy for Payment Default. If Producer fails to pay any invoice rendered under Article 9, such failure is not due to a good faith dispute by Producer in accordance with Section 9.2(b) and such failure is not remedied within 15 Business Days after Producer’s receipt of written notice of such failure from Gatherer, Gatherer shall have the right, at its sole discretion, to suspend performance (including withholding any undisputed payments that are owed by Gatherer to Producer, and such withheld undisputed amounts shall not be subject to setoff under Section 9.1(e)) under this Agreement until such undisputed amount, including interest at the Interest Rate, is paid in full.

(b) Additional Suspensions as Remedies. If Producer fails to perform or comply with any material warranty, covenant or obligation (other than as provided in Section 10.1(a)) contained in this Agreement and such failure has not been remedied within 60 Days after Producer’s receipt of written notice from Gatherer of such failure, then Gatherer shall have the right to suspend performance under this Agreement.

(c) Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain. Therefore, each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek a declaratory judgment and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Party from pursuing any other rights and remedies at law or in equity that such Party may have.

Section 10.2 No Election. In the event of a default by a Party under this Agreement, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Section 10.3 and Article 14. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement.

Section 10.3 DIRECT DAMAGES. A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED, HOWEVER, THAT THIS LIMITATION TO DIRECT DAMAGES SHALL NOT APPLY TO ANY DAMAGE, CLAIM, OR LOSS (A) RESULTING FROM THE DELIVERY BY PRODUCER OF GAS NOT MEETING THE SPECIFICATIONS SET FORTH HEREIN, (B) ASSERTED BY OR AWARDED TO THIRD PARTIES AGAINST A PARTY AND FOR WHICH THE OTHER PARTY WOULD OTHERWISE BE RESPONSIBLE UNDER ARTICLE 14, OR (C) THAT PRODUCER WOULD OTHERWISE BE ENTITLED TO RECOVER UNDER SECTION 6.1.

ARTICLE 11

FORCE MAJEURE

Section 11.1 Force Majeure. If either Gatherer or Producer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Party gives notice (which notice may initially be delivered orally so long as written notice is delivered as soon as reasonably practicable thereafter) and reasonably full details of the event (including the nature, extent, effect, and likely duration of the event or circumstances constituting the Force Majeure event) to the other Party as soon as practicable after the occurrence of the event, then, during the pendency of such Force Majeure, but only during that period, the obligations of the Party affected by the event shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, neither Party shall be relieved from any indemnification obligation or any obligation to make payments, as the result of Force Majeure, regardless of which Party is affected; provided further that if the Force Majeure impacts only a particular Facility Segment or Individual System, then the suspension of obligations described in this sentence shall apply only to the applicable Facility Segment or Individual System and not to the obligations owing in connection with the rest of the System. The Party affected by Force Majeure shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give notice to the other Party of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure.

Section 11.2 Extension Due to Force Majeure. If a Party is unable to meet any deadline set forth herein as a result of a Force Majeure, then provided that such Party complies with the provisions of Section 12.1, such deadline shall be extended for a period of time equal to the period of time during which such Party is delayed due to the Force Majeure.

ARTICLE 12

CHANGE IN LAW; UNECONOMIC SERVICE

Section 12.1 Changes in Applicable Law.

(a) If any new Laws are enacted or amended or any new interpretations in respect of previously existing Laws are issued after the Effective Date that require Gatherer to make capital expenditures with respect to the System, then Gatherer may propose an increase to the applicable Individual Fee as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement; provided, however, that no increase to the applicable Individual Fee pursuant to this Section 13.1 shall be applicable unless and until Gatherer would be required to make capital expenditures with respect to the System in order to comply with such new Law that materially and adversely affects the economics of the Services provided, fees received, or the other economic benefits of this Agreement for Gatherer.

(b) Producer shall accept or reject, in its sole discretion, Gatherer’s proposed increase to the Individual Fee within 30 Days after receiving such proposal from Gatherer. If Producer fails to provide notice of such acceptance or rejection within such 30-Day period, then Producer shall be deemed to have rejected such increase. If Producer rejects or is deemed to reject the amount of the proposed increase, then either Party may submit the determination of the proposed increase to binding arbitration in accordance with Section 16.6. The Parties will amend, update, or revise the applicable Agreement Addendum in accordance with this Agreement to reflect any changes in the applicable Individual Fees agreed to in accordance with this Section 12.1.

(c) Producer and Gatherer shall use their commercially reasonable efforts to comply with new and amended applicable Laws and new interpretations of existing Laws.

Section 12.2 Unprofitable Operations and Rights of Termination.

(a) Existing Facilities. If (x) the gathering of Gas from any Wells, Separator Facilities or Receipt Points, (y) the delivery of Gas to any Delivery Points or (z) the provision of any other Service under this Agreement, is or becomes uneconomical due to its volume, quality, or for any other cause, then Gatherer shall not be obligated to provide the applicable Services so long as such condition exists. If Gatherer validly suspends Services under this Section 12.2(a) as a result of Producer’s (A) negligence, willful misconduct, or breach of this Agreement, (B) delivery of Gas that fails to meet the quality specifications required by Section 6.1, or (C) execution of a plan of development that deviates from the then-applicable Development Report, then Gatherer may resume providing such Services at any time, upon two months’ advance written notice delivered to Producer, and the affected Wells, Separator Facilities, Receipt Points, Drilling Units. For purposes of this Section 12.2(a), the term “uneconomical” shall include, with respect to the gathering of Gas from any Well, Separator Facility, or Receipt Point, the delivery of Gas to any Delivery Point, or the provision of any other Service under this Agreement, that the actual, direct operating and maintenance expenses incurred by Gatherer with respect thereto during any rolling three month period, including expenses charged to Gatherer by third parties providing services for Gatherer, exceed the total revenues received by Gatherer for Services rendered with respect thereto during such period, as determined in accordance with generally accepted accounting principles.

(b) Election not to Expand System. If Gatherer determines, in its discretion, that an expansion of the Individual System to satisfy the needs of Producer, as described in Section 3.2, would be uneconomical, then Gatherer shall neither be obligated to undertake such expansion nor to provide the applicable Services. Producer shall be entitled to a release of the applicable Planned Wells, Planned Separator Facilities and Dedicated Production pursuant to Section 2.4(a)(vi) immediately upon Gatherer’s delivery of a System Plan (marked as “Final”) indicating that a requested expansion would be uneconomical pursuant to Section 12.2(d).

(c) Start Date of Suspension of Services. Gatherer shall cause any suspension of Services permitted by this Section 12.2 to commence on the first Day of a Month and not on any other Day.

(d) Supporting Documentation and Management Discussions. As soon as Gatherer determines that an expansion of the Individual System will not be economic or that continuing to provide Services at existing facilities has been rendered uneconomic, Gatherer shall communicate in writing the same to Producer.

(i) With respect to existing facilities, such notice shall be delivered to Producer at least 180 Days in advance of any proposed curtailment under this Section 12.2 and such notice shall be accompanied by documentation supporting its claim that certain Services have become uneconomical. Commencing on the date on which such notice is delivered and continuing for 180 Days, Gatherer shall participate in Meetings of Senior Management if so requested by Producer, so long as such Meetings of Senior Management are scheduled at mutually agreeable times and locations, in order to negotiate a transition of Services that will not materially adversely affect Producer. Such discussions may include the following matters and such other matters aimed at ameliorating the detrimental effects of Gatherer ceasing to provide Services: (A) purchase by Producer from Gatherer of the pipe, rights of way or other assets necessary for the types of services that otherwise would have been performed under this Agreement, (B) a continuation of the provision of Services hereunder by Gatherer for a period of time longer than the 180 Days required hereby in order to permit Producer sufficient time to take over operations or find an alternate midstream service provider and (C) adjustments to the Development Plan or rework certain Wells in order to address the concerns of Gatherer with respect to providing Services thereto. In no event shall Gatherer’s obligation to be available for Meetings of Senior Management create an obligation on Gatherer to continue providing services past the 180 Days required hereby, and Gatherer is under no obligation to agree to any amendments to this Agreement or modifications to the Services provided in order to accommodate requests of Producer during such negotiations. However, both Parties have an obligation to negotiate in good faith during such discussions.

(ii) With respect to planned facilities, Gatherer shall indicate that providing Services to Planned Wells or Planned Separator Facilities is uneconomical by failing to include the necessary expansion projects in the applicable System Plan and shall provide supporting documentation for its determination that such expansion would be uneconomical, if requested by Producer. If Gatherer delivers a System Plan (marked as “Final”) describing the necessary expansion projects, such delivery shall be deemed to be a commitment by Gatherer to complete such expansion without exercising its rights under Section 12.2(b), so long as conditions (including anticipated throughput, pricing, the ability to obtain rights-of-way, Producer’s continued execution of the Development Report, and any other factors deemed material by Gatherer) do not materially change; provided, however that upon the initiation of Services through such expansion project or through a component part of such expansion project, such expansion (or applicable portion thereof) shall be considered “existing facilities” for purposes of this Section 12.2 and Gatherer shall have all of the rights set forth herein with respect to existing facilities that become uneconomical. Nothing in this Section 12.2(d) shall give Producer a right to consent to a suspension under this Section 12.2.

(e) No Obligation to Drill or Operate. Without limiting the right of Producer to revise the Development Report to eliminate any proposed Wells or Separator Facilities, nothing herein shall be construed to require Producer to drill or conduct any operations as to any Well, to continue to operate any Well, to place any new Separator Facility into service or to maintain the operation of any Separator Facility that a prudent operator would not in like circumstances drill or continue to operate.

ARTICLE 13

REGULATORY STATUS

Section 13.1 Non-Jurisdictional System. This Agreement is subject to all valid present and future Laws of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, the Services performed, or the System. It is the intent of the Parties that no Governmental Authority shall alter any provisions in the Agreement in such a way that would have the effect of altering the economic benefits of either Party, as originally contemplated under this Agreement. The Parties shall (a) vigorously defend and support in good faith the enforceability of this Agreement and the continuance, without alternation, of the Services in any and all proceedings before any Governmental Authority in which this Agreement is subject to review and (b) not initiate or support, either directly or indirectly, any challenge with any Governmental Authorities to the rates provided herein or any other modification to this Agreement that would alter the economic benefits of a Party as originally contemplated under this Agreement; provided, however, nothing set forth herein shall restrict or prohibit Producer from contesting or challenging or disputing with the other Party as to the interpretation, breach, default or performance of this Agreement or any filings of tariffs or any amendments thereto with respect to the System to the extent such tariffs are not substantively identical to the economic terms set forth herein. Notwithstanding the foregoing, Producer shall have the right to assert in the appropriate forum in response to any change or proposed change in any tariffs that such change is not in substantial accordance with the terms of this Agreement.

Section 13.2 Government Authority Modification. Notwithstanding the provisions of Section 13.1, if the rates are changed or required to be changed or any other modification to this Agreement that alters the economic benefits of a Party, as originally contemplated under this Agreement, in response to any order, regulation, or other mandate of a Governmental Authority, then no such change or modification shall constitute a breach or other default under the terms of this Agreement, and the Parties shall negotiate in good faith to enter into such amendments to this Agreement or a separate arrangement in order to give effect, to the greatest extent possible, the economic benefit as originally contemplated in this Agreement.

ARTICLE 14

INDEMNIFICATION AND INSURANCE

Section 14.1 Reciprocal Indemnity. To the fullest extent permitted by applicable Law and except as otherwise set forth in Section 6.2 and Section 8.1:

(a) Producer Indemnification. Producer shall release, protect, defend, indemnify and hold harmless Gatherer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Producer or any member of Producer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF GATHERER GROUP OR ANY OTHER PERSONS. (EXCEPT THAT IT SHALL NOT APPLY TO THE EXTENT THAT SUCH LOSSES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GATHERER).

(b) Gatherer Indemnification. Gatherer shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Gatherer or any member of Gatherer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF PRODUCER GROUP OR ANY OTHER PERSONS. (EXCEPT THAT IT SHALL NOT APPLY TO THE EXTENT THAT SUCH LOSSES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PRODUCER).

(c) Regardless of Fault. AS USED IN THE PRECEDING TWO SUBCLAUSES, THE PHRASE “REGARDLESS OF FAULT” SHALL MEAN, WITH RESPECT TO ANY LOSS THAT IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE), STRICT LIABILITY, OR OTHER FAULT, OF ANY MEMBER OF GATHERER GROUP OR THE PRODUCER GROUP, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF AND WITHOUT LIMITATION OF SUCH LOSS AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

Section 14.2 Indemnification Regarding Third Parties. Each Party shall release, protect, defend, indemnify and hold the other Party harmless against any Loss by a Third Party that is not a member of the Producer Group or Gatherer Group, to the extent such Loss (a) is caused by the negligence or willful misconduct of said indemnifying Party or such Party’s Group, or (b) in the case of Producer as indemnifying Party, results from claims by a Third Party of title, rights, or encumbrances in or to Gas delivered by Producer to a Receipt Point.

Section 14.3 Penalties. Producer shall release, protect, defend, indemnify, and hold harmless Gatherer from any Losses resulting from penalties imposed by a Downstream Facility in any transportation contracts or service agreements associated with, or related to, Producer’s owned or Controlled Gas, including any penalties imposed pursuant to the Downstream Facility’s tariff.

Section 14.4 Insurance. Gatherer and Producer shall (a) carry and maintain no less than the insurance coverage set forth in Exhibit B, and (b) cause such insurance to be (i) the primary coverage without any right of contribution from any other insurance held by the other Party to the extent of the insured Party’s indemnification obligations hereunder, and (ii) written and endorsed to include waivers of all subrogation rights of the insurers against Gatherer and its Group (in the case of Producer’s insurance) or Producer and its Group (in the case of Gatherer’s insurance). Producer shall also cause the insurance carried and maintained by it pursuant to this Section 14.4 to be endorsed to name Gatherer and its Group as additional insureds or provide blanket additional insured status that covers Gatherer and its Group as additional insureds, except in the case of worker’s compensation insurance.

ARTICLE 15

ASSIGNMENT

Section 15.1 Assignment of Rights and Obligations under this Agreement.

(a) Assignment. Except as specifically otherwise provided in this Agreement, no Party shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to another Person except with the prior written consent of Gatherer (in the case of an assignment by Producer) or Producer (in the case of an assignment by Gatherer), which consent may be withheld at such Party’s sole discretion. Notwithstanding the foregoing,

(i) Producer may assign its rights and obligations under this Agreement to any Person to whom Producer assigns or transfers an interest in any of the Dedicated Properties, insofar as this Agreement relates to such Dedicated Properties, without the consent of Gatherer; provided that (A) such Person assumes in writing the obligations of Producer under this Agreement insofar as it relates to the portion of the Dedicated Properties so assigned or transferred, (B) such assignment is made subject to this Agreement, (C) if such assignment or transfer is made to an Affiliate of Producer, Producer shall not be released from any of its obligations under this Agreement and (D) if such transfer or assignment is to a Person that is not an Affiliate of Producer, Producer shall be released from its obligations under this Agreement with respect to the Dedicated Properties so assigned or transferred; provided, further, that to the extent such Person is not an Affiliate of Producer, except for the Dedicated Properties assigned or transferred, this Agreement shall not bind any interests of such Person or its Affiliates in any oil and/or gas leases, mineral interests, and other similar interests owned by such Person as of or after the date of such assignment or transfer; and

(ii) Gatherer may assign its rights and obligations under this Agreement to any Affiliate Entity insofar and only insofar as this Agreement relates to the Dedicated Properties for which such Affiliate Entity will be providing Services (such Dedicated Properties, the “Affiliate Entity Dedicated Properties”); provided that in lieu of assigning a portion of this Agreement (in the manner set forth in this subclause (ii)), Producer and Affiliate Entity may enter into a separate gathering agreement applicable to the Affiliate Entity Dedicated Properties that is substantially similar to this Agreement and, with respect to the Dedicated Properties covered by such separate gathering agreement (and only with respect to such Dedicated Properties), this Agreement shall terminate and cease to control.

(b) Notice; Binding Effect. Within 30 Days prior to the date of execution of a permitted assignment by Producer, Producer shall give Gatherer notice of any assignment of this Agreement or Dedicated Properties. Gatherer shall give Producer notice of any assignment of this Agreement within 30 Days after the date of execution of such permitted assignment. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 15.1 shall be null and void ab initio.

(c) Releases not Assignments. Any release of any of the Dedicated Properties from dedication under this Agreement pursuant to Section 2.4 shall not constitute an assignment or transfer of such Dedicated Properties for the purposes of this Article 15.

Section 15.2 Pre-Approved Assignments. Each Party shall have the right without the prior consent of the other Party to (a) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement, and (b) make a transfer pursuant to any security interest arrangement described in (a) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.

Section 15.3 Change of Control. Except as provided in Section 15.1, nothing in this Article 15 shall prevent Producer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Producer and nothing in this Article 15 shall prevent Gatherer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Gatherer. However, if a change of control of a Party gives rise to a reasonable basis for insecurity on the part of the other Party, such change of control may be the basis for a request of Adequate Assurance of Performance. Each member or owner of Producer or Gatherer, as applicable, shall have the right to assign and transfer such member’s or owner’s interests (whether equity or otherwise and whether in whole or in part) in Producer or Gatherer, as applicable, without restriction contained in this Agreement.

ARTICLE 16

OTHER PROVISIONS

Section 16.1 Relationship of the Parties. The execution and delivery of this Agreement and any Agreement Addendum shall create a binding agreement between the Parties signatory thereto consisting of the terms set forth in such Agreement and Agreement Addendum. This Agreement shall not be deemed or construed to create, a partnership, joint venture or association or a trust between Producer and Gatherer. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

Section 16.2 Notices. Unless otherwise specified in the applicable provision, all notices, consents, approvals, requests, and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, or sent by bonded overnight courier, mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, return receipt requested, or, except in the case of notices of breach or default, sent by electronic mail (including with a PDF of the notice or other communication attached), in each case, addressed (i) if to Producer, at the address set forth on the applicable Agreement Addendum and (ii) if to Gatherer, at the address set forth on the signature page; provided that in the case of any notice by electronic mail, such notice is confirmed by communication via another method permitted by this Section 16.2. Any notice, consent, approval, request, or other communication (“Communications”) given in accordance herewith shall be deemed to have been given when (a) actually received or rejected by the addressee in person or by courier, or (b) actually received or rejected by the addressee upon delivery by overnight courier or United States Mail, as shown in the tracking report or return receipt, as applicable. Communications may not be transmitted by electronic mail, except for ordinary course business communications that shall be deemed to be received, if transmitted during normal business hours on such Business Day, or if transmitted after normal business hours, on the next Business Day. Any Person may change their contact information for notice by giving notice to the other Party in the manner provided in this Section 16.2.

Section 16.3 Entire Agreement; Conflicts. This Agreement (consisting of the Agreement Terms and Conditions and the applicable Agreement Addendum) constitutes the entire agreement of the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. There are no warranties, representations, or other agreements among the Parties relating to the subject matter hereof except as specifically set forth in this Agreement, including the exhibits hereto, and no Party shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not so set forth.

Section 16.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 16.5 Amendment. This Agreement may be amended only by an instrument in writing executed by Producer and Gatherer and expressly identified as an amendment or modification.

Section 16.6 Governing Law; Venue. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, UNITED STATES OF AMERICA, EXCEPT THAT ANY PROVISION OF THE LAWS OF THE STATE OF TEXAS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION SHALL NOT APPLY. HOUSTON, HARRIS COUNTY, TEXAS, SHALL BE THE SOLE AND EXCLUSIVE VENUE FOR RESOLUTION OF ANY DISPUTE ARISING UNDER THIS AGREEMENT. THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER ITS ATTORNEYS’ FEES AND EXPERT EXPENSES FROM THE NON-PREVAILING PARTY. EACH PARTY EXPRESSLY WAIVES ANY RIGHTS UNDER APPLICABLE LAW TO TRIAL BY JURY.

Section 16.7 Parties in Interest. Except for parties indemnified hereunder, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

Section 16.8 Preparation of Agreement. The Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 16.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. A ruling of invalidity, illegality or unenforceability as to one Agreement shall only be applicable to that Agreement, not all the Agreements covered by these Agreement Terms and Conditions.

Section 16.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

Section 16.11 Confidentiality. The Parties agree that this Agreement and all related data and information (including any and all Development Reports) exchanged by them or otherwise delivered hereunder shall be maintained in strict and absolute confidence and no Party shall disclose or use, without the prior written consent of the other Parties, any part of this Agreement or such data or information unless the release of such information is required by Law (including any requirement associated with an elective filing with a Governmental Authority) or the rules or regulations of any stock exchange on which any securities of the Parties or any Affiliates are traded or such use as is reasonably necessary for such Party to exercise its rights and perform its obligations hereunder. Nothing in this Agreement shall prohibit the Parties from disclosing whatever information in such manner as may be required by statute, rule or regulation; nor shall any Party be prohibited by the terms hereof from disclosing information acquired under this Agreement to any financial institution or investors providing or proposing financing to either Party or to any Person proposing to purchase the equity in any Party to this Agreement or the assets owned by any Party to this Agreement to the extent such financial institutions and investors are bound by a written confidentiality and non-use agreement that, at a minimum, is as restrictive (both as to scope and duration) as the terms of this Section 16.11 and each Party hereto shall be an express third-party beneficiary to such agreement. Notwithstanding the foregoing, the restrictions in this Section 16.11 will not apply to information that (i) is in the possession of the Party receiving such information prior to disclosure by the other Party, (ii) is or becomes known to the public other than as a result of a breach of this Agreement or (iii) becomes available to a Party on a non-confidential basis from a source other than the other Party, provided that such source is not bound by a confidentiality agreement with, or other fiduciary obligations of confidentiality to, the other Party. With respect to any Third Party that holds a working interest in any portion of the Dedicated Properties, Gatherer, with the consent of Producer, may (x) share a copy of this Agreement to any such Person who requests a copy and (y) provide a gathering agreement, substantially in the form hereof, with such adjustments or modifications to accommodate a non-operating working interest owner as deemed necessary or appropriate by Gatherer to any such Person who elects to take production in kind, rather than having Producer market such production. This Section will survive any termination of this Agreement for a period of 24 Months from the end of the Year in which the date of such termination occurred.

(Signatures on separate signatory page)

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

Producer

ROSEHILL OPERATING COMPANY, LLC

By:	/s/ J. A. Townsend
Name:	J. A. Townsend
Title:	President and Chief Executive Officer

Gatherer

GATEWAY GATHERING AND MARKETING COMPANY

By:	/s/ Paul Ebner
Name:	Paul Ebner
Title:	President

SCHEDULE A

OPERATING TERMS AND CONDITIONS

1.1. Quality Specifications. Each Individual System will be operated as a field gathering system, and as such, Gas received from Producer at the Receipt Points shall conform to the following specifications at a base pressure of fourteen and seventy-three hundredths (14.73) Psia and at a base temperature of sixty degrees Fahrenheit (60°F); provided that the following may be varied or adjusted as described in Section 6.1 or by express language set forth in the applicable Agreement Addendum.

(a) Such Gas shall be commercially free of all objectionable dust or other solid or liquid or gaseous matters which might interfere with its merchantability or cause injury to or interference with proper operations of any of the facilities constituting such Individual System or the System through which the Gas flows.

(b) Such Gas shall not contain more than one-quarter (1/4) grain of hydrogen sulfide per one hundred (100) Cubic Feet.

(c) Such Gas shall not contain more than five (5) grains of total sulfur per one hundred (100) Cubic Feet.

(d) Such Gas shall not contain more than (1) grain mercaptans per one hundred (100) Cubic Feet.

(e) Such Gas shall not contain more than two-tenths percent (0.2%) by volume of oxygen.

(f) Such Gas shall be at temperatures above twenty degrees Fahrenheit (20ºF) but shall not exceed one hundred twenty degrees Fahrenheit (120ºF).

1.2. Gas Nominations and Scheduling.

(a) Gas shall be received only under a nomination submitted by Producer. For purposes of this Agreement, a nomination is an offer by Producer to Gatherer of a stated quantity of Gas for gathering from all of the Receipt Points in an Individual System to all of the Delivery Points in the Individual System. The terms of such nomination shall comply with the nominating procedures set forth in the following clause (b).

(b) Producer shall nominate according to the Downstream Facility’s requirements. Nominations may be electronically transmitted according to the Downstream Facility’s requirements. Should Producer desire to change the nomination during such Month, such change to the nomination shall be made in accordance with the nomination procedures of the Downstream Facility. Gas shall be delivered by Gatherer in accordance with confirmation by the Downstream Facility of the nomination and/or changes to the nomination.

1.3. Nominations Gas Balancing.

(a) Deliveries. Volumes of Gas delivered by Producer and received by Gatherer at the Receipt Points (taken in the aggregate for any Individual System) shall conform as closely as possible to the volumes nominated by Producer at the Receipt Points (taken in the aggregate for any Individual System) and shall be delivered by Producer to Gatherer at hourly rates of flow that are, as nearly as practicable, uniform throughout the Day. Subject to Gatherer’s operating conditions and contractual requirements, volumes delivered by Gatherer to Producer or for Producer’s account at the Delivery Points (taken in the aggregate for any Individual System) shall conform as closely as possible to the volumes nominated by Producer for delivery by Gatherer that Day at the Delivery Points (taken in the aggregate for any Individual System), less any deductions applicable to Producer for System L&U, System Fuel and Other System Fuel (and any other adjustments for Drip Condensate or Flash Gas), except that Gatherer may conform such volumes to the volumes actually delivered by Producer at Gatherer’s Receipt Points (taken in the aggregate for any Individual System) to the extent possible. Gatherer may temporarily interrupt or curtail receipts and/or deliveries at any time, and from time to time in accordance with operating conditions on the applicable Individual System in order to balance receipt or deliveries on the applicable Individual System.

(b) Producer and Gatherer agree that:

(i) It is the intent of Producer and Gatherer that Gas shall be received and redelivered under this Agreement at the same rates, as nearly as commercially practicable and subject to changes mandated by the Downstream Facility, and Producer shall not in any manner use the System for storage or peaking purposes.

(ii) Gas delivered to Gatherer under this Agreement during any Day shall be delivered at as nearly a constant rate as operating conditions and relevant Downstream Facilities will permit.

(iii) In the event interruption or curtailment of service is required, Gatherer’s dispatcher (who shall be designated in writing by Gatherer) will advise (by telephone, following up by writing, which writing may be in the form of electronic mail) Producer of an interruption or curtailment as soon as practicable or in any event within twenty-four hours of the occurrence of such event.

(iv) Nothing contained in this Agreement shall preclude Gatherer from taking reasonable actions necessary to adjust receipts or deliveries under this Agreement in order to maintain the operational integrity and safety of the System or any Individual System.

(c) Monthly Delivery of Data. The Monthly Loss/ Gain Report shall reflect, with respect to each producer and shipper on the System (including Producer), each of the following, broken out by Individual System: (i) the total volumes received, delivered, and retained; and (ii) any other information deemed necessary and appropriate by Gatherer, all on an Individual System basis.

1.4. Measurement Devices.

(a) Gatherer shall construct, install, own and operate (or cause to be installed, owned, and operated) the Measurement Devices located at the Receipt Points. The Measurement Devices installed by Gatherer shall be, subject to Producer’s approval of such location, on the Receipt Point.

(b) Gatherer shall, at its discretion, install, own and operate (or cause to be installed, owned, and operated) the Measurement Devices located at or upstream of the Delivery Points.

(c) Measurement Devices will be constructed, installed and operated in accordance with applicable industry standards and governmental regulations and as set forth in the current System Plan.

(d) Gatherer may, but shall not be obligated to, replace or make any alterations to the Measurement Devices that it owns necessary to comply with any applicable Laws.

(e) Producer shall have the right, at its sole expense, to install, own and operate Measurement Devices located at the Receipt Points. Producer Meters shall be installed so as not to interfere with Gatherer’s Measurement Devices and Producer shall take steps that are reasonable and customary in the industry to mitigate or prevent any Gas pulsation problems or Gas quality problems (such as sand or water) that may interfere with Gatherer’s Measurement Devices at the Receipt Points.

(f) Gatherer may elect to use a Producer Meter as the Measurement Device for a Receipt Point in lieu of constructing, installing, owning and operating a Measurement Device located at such Receipt Point by providing written notice to Producer (including by detailing such election in the applicable System Plan). If Gatherer elects to use such Producer Meter as the Measurement Device for a Receipt Point, Producer shall provide Gatherer reasonable access to such Producer Meter, including prior advance written notice of, and the ability to witness, the calibration of such Producer Meter.

(g) Measurement Devices under the control of Producer or Gatherer will be constructed, installed and operated in accordance with the following depending on the type of meters used:

(i) Orifice Meters – in accordance with AGA Report No. 3, API 14.3 part 2, GPA 8185, part 2, Orifice Metering of Natural Gas and Other Hydrocarbon Fluids, Fourth Edition, April 2000, and any subsequent amendments, revisions or modifications thereof.

(ii) Electronic Transducers and Flow Computers (solar and otherwise) – in accordance with the applicable American Gas Association and API MPMS 21.1 standards, including American Gas Association Measurement Committee Report Nos. 3, 5, 6 and 7 and any subsequent amendments, revisions, or modifications thereof.

(iii) Ultrasonic Meters – in accordance with the American Gas Association Measurement Committee Report No. 9 (American Gas Association Report No. 9), dated June 1998, and any subsequent amendments, revisions or modifications thereof.

(h) Gatherer may, but shall not be obligated to, replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of the American Gas Association Reports cited above. With respect to Producer Meters that Gatherer has elected to use, Producer may, but shall not be obligated to, replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of the American Gas Association Reports cited above.

(i) The accuracy of all Measurement Devices listed as Receipt Points or Delivery Points in the applicable Agreement Addendum, and of all Measurement Devices that serve as “check meters” for any such Receipt Point or Delivery Point Measurement Devices will be verified by the owner of such Measurement Device (for purposes of this paragraph, the “Owner”) at Monthly intervals and, if requested, in the presence of a representative of the other Party (for purposes of this paragraph, the “Beneficiary”). The Owner shall verify the accuracy of any owned Measurement Device before the next Monthly verification required by the preceding sentence if the Beneficiary requests a special test as described below. Notwithstanding the foregoing, however, when Daily deliveries of Gas at any Receipt Point or Delivery Point average 1,000 Mcf per Day or less during any Month, the Owner may request from the Beneficiary that the accuracy of the Measurement Devices at such Receipt Point or Delivery Point will be verified quarterly. If, upon any test, any Measurement Device is found to be inaccurate by 2% or less, previous readings of such Measurement Device will be considered correct in computing the deliveries of Gas under this Agreement; provided that, if such Measurement Device is adjusted to record accurately (within the manufacturer’s allowance for error), then the previous readings of such Measurement Device will be corrected to zero error for any period during which an inaccurate reading is known to have occurred or such other period as agreed between the Parties. If, upon any test, any Measurement Device is found to be inaccurate by more than 2% of a recording corresponding to the average hourly flow rate for the period since the last test, such Measurement Device will immediately be adjusted to record accurately (within the manufacturer’s allowance for error) and any previous recordings of such Measurement Device will be corrected to zero error for any period during which an inaccurate reading is known to have occurred or such other period as agreed between the Parties. If such period is not known or agreed upon, such correction will be made for a period covering one-half ( 1/2) of the time elapsed since the date of the most recent test. If the Beneficiary desires a special test of any Measurement Device, at least 72 hours’ advance notice will be given to the Owner, and both Parties will cooperate to secure a prompt test of the accuracy of such Measurement Device. If the Measurement Device so tested is found to be inaccurate by 2% or less, the Owner will have the right to bill the Beneficiary for the costs incurred due to such special test, including any labor and transportation costs, and the Beneficiary will pay such costs promptly upon invoice therefor.

(j) As requested by Producer the Measurement Devices owned by Gatherer shall include a sufficient number of data ports, and Gatherer shall permit Producer to connect to such data ports, as shall be required to provide to Producer on a real-time basis all measurement data generated by such measurement equipment. Producer shall be responsible at its own cost for obtaining equipment and/or services to connect to such data ports and receive and process such data.

(k) The charts and records by which measurements are determined shall be available for the use of both Parties in fulfilling the terms and conditions thereof. Each Party shall, upon request of the other, mail, email or deliver for checking and calculation all measurement data, including but not limited to flowing parameters, characteristics, constants, configurations and events in its possession and used in the measurement of Gas delivered under this Agreement within 30 Days after the last chart for each billing period is removed from the meter. Such data shall be returned within 90 Days after the receipt thereof.

(l) Each Party shall preserve or cause to be preserved for mutual use all test data, charts or other similar records in accordance with the applicable rules and regulations of regulatory bodies having jurisdiction, if any, with respect to the retention of such records, and, in any event, for at least 24 Months. Each Party shall comply with Noble Document Retention Policy FIN027.

1.5. Measurement Procedures. The measurements of the quantity and quality of all Gas delivered at the Receipt Points and Delivery Points will be conducted in accordance with the following:

(a) The unit of volume for measurement will be one Standard Cubic Foot. Such measured volumes, converted to Mcf, will be multiplied by their Gross Heating Value per Mcf.

(b) The temperature of the Gas will be determined by a recording thermometer installed so that it may record the temperature of the Gas flowing through the meters, or such other means of recording temperature as may be mutually agreed upon by the Parties. The average of the record to the nearest one degree Fahrenheit, obtained while Gas is being delivered, will be the applicable flowing Gas temperature for the period under consideration.

(c) The specific gravity of the Gas will be determined by a recording gravitometer or chromatographic device installed and located at a suitable point determined by Producer to record representative specific gravity of the Gas being metered or, at Producer’s or its designee’s option, by continuous sampling using standard type gravity methods. If a recording gravitometer or chromatographic device is used, the gravity to the nearest one-thousandth (0.001) obtained while Gas is being delivered will be the specific gravity of the Gas sampled for the recording period. The gravity to the nearest one-thousandth (0.001) will be determined once per Month from a Gas analysis. The result will be applied during such Month for the determination of Gas volumes delivered. All analyses shall be determined by a mutually agreed upon third party laboratory using GPA 2145, Table of Physical Constants, and GPA 2172, Calculation of Gross Heating Value.

(d) Adjustments to measured Gas volumes for the effects of supercompressibility will be made in accordance with accepted American Gas Association standards. Gatherer or its designee will obtain appropriate carbon dioxide and nitrogen mole fraction values for the Gas delivered as may be required to compute such adjustments in accordance with standard testing procedures. At Gatherer’s or its designee’s option, equations for the calculation of supercompressibility will be taken from American Gas Association Report No. 8 Detail, dated December 1985, or API 14.2; Compressibility and Supercompressibility for Natural Gas and Other Hydrocarbon Gases, latest revision and as amended from time to time.

(e) For purposes of measurement and meter calibration, the atmospheric pressure for each of the Receipt Points and Delivery Points will be assumed to be the pressure value determined by Gatherer for the county elevation in which such point is located pursuant to generally accepted industry practices irrespective of the actual atmospheric pressure at such points from time to time and shall be consistent throughout the Individual System.

(f) The Gross Heating Value of the Gas delivered at the Receipt Points and Delivery Points will be determined at least quarterly by means of GPA 2172; provided, however, that when Daily deliveries of Gas at any Receipt Point or Delivery Point average 1,000 Mcf per Day or greater during any Month, the Gross Heating Value of the Gas delivered at such Receipt Point or Delivery Point will be determined Monthly by a chromatographic analysis of a flow proportional sample taken at a suitable point on the facilities to be representative of the Gas being metered. To the extent possible, the calibration conducted pursuant to clause (e) of this Section 1.5 of Exhibit A, clause (e) of Section 1.4 of this Exhibit A and the testing conducted pursuant to this clause (f) of this Section 1.5 of Exhibit A shall be conducted concurrently or at least with the same test frequency.

(g) Other tests to determine water content, sulfur and other impurities in the Gas will be conducted whenever requested by either Party and will be conducted in accordance with standard industry testing procedures. The Party requested to perform such tests will bear the cost of such tests only if the Gas tested is determined not to be within the quality specification set forth herein or, if applicable, in the applicable Agreement Addendum. If the Gas is within such quality specification, the requesting Party will bear the cost of such tests.

(h) If, during the Term of this Agreement, a new method or technique is developed with respect to Gas measurement or the determination of the factors used in such Gas measurement, such new method or technique may be substituted for the method set forth in this Agreement if the new method or technique is in accordance with accepted standards of the American Gas Association, American Petroleum Institute and Gas Processor’s Association.

1.6. Gas Meter Adjustments. If a meter is out of service or registering inaccurately, the quantities of Gas received or delivered during such period shall be determined as follows:

(a) By using the registration of any check meter or meters, if installed and accurately registering; or in the absence of such check meters,

(b) By using a meter operating in parallel with the estimated volume corrected for any differences found when the meters are operating properly,

(c) By correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation, such as step change, uncertainty calculation or balance adjustment; or in the absence of check meters and the ability to make corrections under this sub-paragraph (c), then,

(d) By estimating the quantity received or delivered by receipts or deliveries during periods under similar conditions when the meter was registering accurately.

1.7. (Reserved).

1.8. Allocations.

(a) Allocations required for determining payments or fees due under this Agreement or the amounts shown on the Monthly Loss/ Gain Report shall be made by Gatherer in a commercially reasonable manner. Gatherer shall provide an allocation methodology to Producer for its review and approval through the process outlined in Section 3.1(c) with respect to the System Plan. The factors that Gatherer may use in making such allocations include but are not limited to throughput volumes, total consumption of System Fuel, total consumption of Other System Fuel, System L&U, the Thermal Content of Drip Condensate, the Thermal Content of Flash Gas, the relative effort required to move the applicable product through the facilities of Gatherer and other factors determined in good faith by Gatherer. Profit shall not be a component in the allocation of Drip Condensate, Flash Gas, System L&U, System Fuel or Other System Fuel. The allocations shall be based upon the measurements taken and quantities determined for the applicable Month.

(b) Gatherer will allocate, in a manner that is commercially reasonable and determined by Gatherer in good faith, to a particular Receipt Point, the Drip Condensate collected from a Facility Segment.

(End of Schedule A)

EXHIBIT A

DESCRIPTION OF DEDICATION AREA

•	Section 20, Block 54, Township 1 South, T&P RR, Loving County, Texas

•	East 240 acres of Section 24, Block 54, Township 1 South, T&P RR, Loving County, Texas

•	Section 26, Block 54, Township 1 South, T&P RR, Loving County, Texas

•	Section 32, Block 54, Township 1 South, T&P RR, Loving County, Texas

•	East 1⁄2 of Section 42, Block 54, Township 1 South, T&P RR, Loving County, Texas

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EXHIBIT B

INSURANCE

Each of Gatherer and Producer shall purchase and maintain (or cause to be purchased and maintained) in full force and effect at all times during the Term of this Agreement, at such Party’s sole cost and expense and from insurance companies that are rated (or whose reinsurers are rated) “A-VII” or better by AM Best or “BBB-” or better by Standard & Poor’s or an equivalent rating from another recognized rating agency, policies providing the types and limits of insurance indicated below, which insurance shall be regarded as a minimum and, to the extent of the obligations undertaken by such Party in this Agreement, shall be primary (with the exception of the Excess Liability Insurance and Workers’ Compensation) as to any other existing, valid, and collectable insurance. Each Party’s deductibles shall be borne by that Party.

A. Where applicable, Workers’ Compensation and Employers’ Liability Insurance, in accordance with the statutory requirements of the State of Texas, and endorsed specifically to include the following:

1. Employers’ Liability, subject to a limit of liability of not less than $1,000,000 per accident, $1,000,000 for each employee/disease, and a $1,000,000 policy limit.

The Workers’ Compensation and Employers’ Liability Insurance policy(ies) shall contain an alternate employer endorsement.

B. Commercial General Liability Insurance, with limits of liability of not less than the following:

$2,000,000 general aggregate

$1,000,000 each occurrence, Bodily Injury or Property Damage Combined Single Limit

Such insurance shall include the following:

1.	Premises and Operations coverage.

2.	Contractual Liability covering the liabilities assumed under this Agreement.

3.	Broad Form Property Damage Liability endorsement, unless policy is written on November 1988 or later ISO form.

4.	Products and Completed Operations.

5.	Time Element Limited Pollution coverage.

C. If applicable, Automobile Liability Insurance, with limits of liability of not less than the following:

$1,000,000 Bodily Injury or Property Damage Combined Single Limit, for each occurrence.

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Such coverage shall include hired and non-owned vehicles and owned vehicles where applicable.

D. Excess Liability Insurance, with limits of liability not less than the following:

Limits of Liability - $10,000,000 Occurrence/Aggregate for Bodily Injury and

Property Damage in excess of the coverage outlined in Paragraphs A, B, and C.

The limits of coverage required in this Agreement may be met with any combination of policies as long as the minimum required limits are met.

Each Party to this Agreement shall have the right to acquire, at its own expense, such additional insurance coverage as it desires to further protect itself against any risk or liability with respect to this Agreement and operations and activities under this Agreement or related thereto. All insurance maintained by or on behalf of Producer or Gatherer shall contain a waiver by the insurance company of all rights of subrogation in favor of the other Party.

Neither the minimum policy limits of insurance required of the Parties nor the actual amounts of insurance maintained by the Parties under their insurance program shall operate to modify the Parties’ liability or indemnity obligations in this Agreement.

A Party may self-insure the requirements in this Exhibit B if such Party or its parent is considered investment grade (S&P BBB- or equivalent or higher).

(End of Exhibit B)

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EXHIBIT C

INDIVIDUAL FEE; THRESHOLD AMOUNT

[Provided Separately]

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